UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

40 Wantage Avenue

Branchville, New Jersey 07890

March 29, 2022

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Tuesday, May 3, 2022

9:00 AM Eastern Time

Attending the Annual Meeting

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” and “we”) will be held on Tuesday, May 3, 2022, at 9:00 AM Eastern Time. To provide a safe experience for our stockholders and employees during the ongoing COVID-19 pandemic, the Annual Meeting will be a virtual meeting held via live audiocast format only.

To attend, vote, and submit questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/SIGI2022 and enter the 16-digit control number included on your Notice of Internet Availability or proxy card.

If you requested printed copies of the proxy materials, we encourage you to vote your shares by phone, by mail, or online in advance to ensure your vote will be represented at the Annual Meeting. Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares in advance.

At the Annual Meeting, we will ask stockholders to:

1.	Elect 16 directors named in the attached Proxy Statement for a one-year term expiring in 2023;

2.	Approve, on an advisory basis, the 2021 compensation of Selective’s named executive officers; and

3.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

We plan a brief business meeting focused on these items and will attend to any other business properly brought before the Annual Meeting and at any adjournments, postponements, or continuations thereof. After the Annual Meeting, we will offer time for your questions. Enclosed for your review in anticipation of the Annual Meeting is Selective’s 2021 Annual Report to Stockholders.

The Board of Directors recommends that you vote: (i) “FOR” each of the director nominees in Proposal 1; and (ii) “FOR” Proposals 2 and 3. These proposals are further described in the Proxy Statement.

Selective stockholders of record as of the close of business on Monday, March 7, 2022, are entitled to notice of, and the right to vote at, the Annual Meeting and any adjournment, postponement, or continuation thereof.

YOUR VOTE IS IMPORTANT. VOTE YOUR SHARES BY (I) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, (II) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD, OR (III) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING THROUGH THE PROCESSES DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

John J. Marchioni

President and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

TABLE OF CONTENTS

-i-

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, MAY 3, 2022

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective,” “we,” “us,” and “our”) will be held on Tuesday, May 3, 2022, at 9:00 AM Eastern Time exclusively via live audiocast. As the Annual Meeting will be a completely “virtual meeting” of stockholders, there will not be a physical location for the Annual Meeting and you will not be able to attend the meeting in person. You will be able to participate, vote, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SIGI2022 and entering your 16-digit control number included on your proxy card. See below for additional information regarding the virtual meeting format.

WHEN IS THIS PROXY STATEMENT BEING MAILED?

This Proxy Statement and proxy card are first being mailed or given to Selective stockholders on March 29, 2022.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 7, 2022, is entitled to one vote per share owned. There were 60,334,821 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (the “Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, Ainar D. Aijala, Jr. and Wole C. Coaxum, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments, postponements, or continuations thereof.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail and by email, but they also may be solicited in person, in writing, by telephone, text message, email, or facsimile, or otherwise by directors or employees, including officers of Selective or a Selective subsidiary, who will receive no additional compensation. Selective has engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to assist in soliciting proxies and distributing proxy materials. Innisfree will provide such services for an estimated fee of approximately $15,000, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 30,167,412 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote), constituting a quorum, must be in attendance by virtual participation or represented by proxy. Our common stock is our only class of voting securities.

HOW DO STOCKHOLDERS ATTEND THE VIRTUAL ANNUAL MEETING?

The Annual Meeting will be held exclusively via live audiocast, which allows meeting attendance from any location in the world. We are pleased to use virtual stockholder meeting technology to (i) provide ready access and cost savings for Selective and its stockholders, and (ii) ensure the safety of our directors, employees, and stockholders in light of the ongoing COVID-19 pandemic.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/SIGI2022, you must enter the 16-digit control number on the proxy card you previously received. You will be able to vote online, submit your questions, and examine Selective’s stockholder list by following the instructions provided on the meeting website during the Annual Meeting.

The meeting will begin promptly at 9:00 AM Eastern Time on May 3, 2022. Online access will begin at 8:45 AM Eastern Time. We encourage you to access the meeting website before the start time to ensure sufficient time to complete the check-in procedures. If you are not a stockholder, you may still access the meeting website as a guest, but you will not be able to vote or ask questions.

The virtual meeting platform is fully supported across internet browsers (Microsoft Edge, Mozilla Firefox, Google Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You will have the ability to test the system before the Annual Meeting starts. If you encounter any technical difficulties logging onto www.virtualshareholdermeeting.com/SIGI2022 or during the Annual Meeting, there will be a toll-free number and international number available on the meeting website to help you. Technicians will be ready to assist you with any technical difficulties you may have, beginning at 8:45 AM Eastern Time through the conclusion of the Annual Meeting.

HOW DO STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

The Annual Meeting will include a question and answer session. We will answer questions relevant to Selective and meeting matters that are submitted in accordance with the meeting rules posted on the meeting website (www.virtualshareholdermeeting.com/SIGI2022). Stockholders will have an opportunity to submit written questions via the Internet at any time during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders must have their control number to ask a question. There is no limit on the number of questions a stockholder can ask. Substantially similar questions will be grouped and answered once to avoid repetition and allow more time for other questions.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting three proposals for a stockholder vote.

PROPOSAL 1.      ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING 16 DIRECTOR NOMINEES FOR A TERM OF ONE YEAR:

AINAR D. AIJALA, JR.	STEPHEN C. MILLS
LISA ROJAS BACUS	H. ELIZABETH MITCHELL
JOHN C. BURVILLE	MICHAEL J. MORRISSEY
TERRENCE W. CAVANAUGH	CYNTHIA S. NICHOLSON
WOLE C. COAXUM	WILLIAM M. RUE
ROBERT KELLY DOHERTY	JOHN S. SCHEID
JOHN J. MARCHIONI	J. BRIAN THEBAULT
THOMAS A. MCCARTHY	PHILIP H. URBAN

You can find information about the director nominees, Selective’s Board of Directors, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the director nominees;

▪	Vote “AGAINST” all of the director nominees;

▪	Vote “FOR” or “AGAINST” specific director nominees; or

▪	Abstain from voting for all or specific director nominees.

Under our By-Laws and assuming a quorum is present, a director nominee in an uncontested election must be elected by a majority of votes cast. A majority exists when the number of votes cast “FOR” a director nominee exceeds the number of votes cast “against” the director nominee. A director nominee who fails to receive a majority of votes cast in an uncontested election is required to tender his or her resignation from the Board of Directors within five days following the certification of the election results. In that event: (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes (shares held in “street name” by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a non-routine matter, such as Proposals 1 and 2) will not be taken into account in determining the outcome of the vote, consistent with New Jersey law and the proxy rules of the U.S. Securities and Exchange Commission (“SEC”).

PROPOSAL 2.      APPROVAL, ON AN ADVISORY BASIS, OF THE 2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation” and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting on Proposal 2.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 3.      RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

You can find information about Selective’s relationship with KPMG LLP in the section entitled, “Information about Proposal 3” of this Proxy Statement. New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote “FOR” Proposal 3;

▪	Vote “AGAINST” Proposal 3; or

▪	Abstain from voting on Proposal 3.

Assuming a quorum is present, Proposal 3 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules. Proposal 3 is considered a “routine” matter on which brokers may cast a vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and Nasdaq Stock Market (“Nasdaq”) and SEC rules and regulations.

The Chairperson of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are detailed in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in our other filings with the SEC hereafter under the headings “Risk Factors” and “Forward-Looking Statements.”

You are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement applies to all forward-looking statements contained in this document.

WEBSITES

Website addresses referenced in this Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

If you are the record holder of your shares, you can vote four ways:

1.	BY MAIL (PROXY CARD MUST BE RECEIVED BEFORE THE ANNUAL MEETING):

▪	Mark your voting instructions on your proxy card;

▪	Sign your name exactly as it appears on your proxy card;

▪	Date your proxy card; and

▪	Mail your proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares FOR each of the director nominees, and FOR Proposals 2 and 3. If any other matters requiring a vote arise during the Annual Meeting, the named proxies will exercise their discretion using their best judgment to the extent permitted by applicable law and Nasdaq and SEC rules and regulations.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL MONDAY, MAY 2, 2022 AT 11:59 PM EASTERN TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL MONDAY, MAY 2, 2022 AT 11:59 PM EASTERN TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	BY VIRTUAL PARTICIPATION (MAY ONLY BE DONE ON TUESDAY, MAY 3, 2022, DURING THE ANNUAL MEETING):

▪	Virtually attend the Annual Meeting and vote online during the audiocast.

If your shares are held in our 401(k) plan or employee stock purchase plan, you can vote using any of the above four ways; provided, however, should you choose to vote by telephone (option 2) or by internet (option 3), you must do so before 11:59 PM Eastern Time on Thursday, April 28, 2022.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting by:

▪	Submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on Monday, May 2, 2022 (if you are the record holder of your shares) or 11:59 PM Eastern Time on Thursday, April 28, 2022 (if your shares are held in our 401(k) plan or employee stock purchase plan) – unless you change your vote by virtually attending the Annual Meeting and voting online during the Annual Meeting;

▪	Writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890 (such revocation must be received before the Annual Meeting); and

▪	Virtually attending the Annual Meeting and voting online during the audiocast.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you (i) properly execute your proxy card and return it to Selective, or (ii) submit your proxy by telephone or via the Internet and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting according to your instructions.

In the absence of voting instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2 and 3. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters using their best judgment to the extent permitted by applicable law and Nasdaq and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), your bank, broker, or other nominee should have provided you access to these proxy materials by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on the election of directors (Proposal 1) and the advisory (non-binding) vote on the 2021 compensation of Selective’s named executive officers (Proposal 2). In contrast, brokers may, at their discretion, vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 3), which is a “routine” proposal. Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES, ABSTENTIONS, AND BROKER NON-VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum.

Approval of Proposals 1, 2, and 3 requires the affirmative vote of a majority of votes cast at the Annual Meeting. For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and therefore do not affect Proposal 2. Abstentions do not affect Proposal 3.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 3, 2022

This Proxy Statement and our 2021 Annual Report to Stockholders are available on Selective’s Internet website at www.Selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. For more information on our majority voting policy, please see the section entitled, “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board of Directors currently has 17 members, 16 of whom are standing for reelection at the Annual Meeting. As of the Annual Meeting, the size of the Board will be reduced from 17 members to 16. As previously announced, Mr. Gregory Murphy is not standing for reelection at the Annual Meeting. Under Selective’s Amended and Restated Certificate of Incorporation and By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

We believe the Board’s composition should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Directors should possess the highest personal and professional ethics, integrity, and values, and must be committed to representing the long-term interests of Selective and its stockholders.

The Corporate Governance and Nominating Committee is responsible for reviewing and nominating candidates to the Board of Directors. The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third-party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and assess candidates; and

▪	Stockholders.

Any stockholder proposing one or more Board candidates must submit in writing all applicable information required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Selective’s By-Laws to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

The Corporate Governance and Nominating Committee evaluates all candidates, including those recommended by stockholders, using the same criteria, which includes, among other things:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board; and

▪	Diversity, including gender, race, and culture, along with personal expertise in areas expected to contribute to the Board’s effectiveness, such as general operations, technology, finance, marketing, financial reporting, and human resources, among others.

The table below summarizes the categories of attributes, expertise, and skills we find relevant to our business that our director nominees bring to the Board. As a summary, the table does not include every attribute, expertise, or skill that each director nominee offers, and the fact that a particular attribute, expertise, or skill is not listed does not mean that a director nominee does not possess it. All of our director nominees exhibit high integrity, an appreciation for diversity of background, experience, and thought, innovative thinking, proven records of success, and knowledge of corporate governance requirements and best practices.

ATTRIBUTES, EXPERTISE & SKILLS	AINAR D. AIJALA, JR.	LISA ROJAS BACUS	JOHN C. BURVILLE	TERRENCE W. CAVANAUGH	WOLE C. COAXUM	ROBERT KELLY DOHERTY	JOHN J. MARCHIONI	THOMAS A. MCCARTHY	STEPHEN C. MILLS	H. ELIZABETH MITCHELL	MICHAEL J. MORRISSEY	CYNTHIA S. NICHOLSON	WILLIAM M. RUE	JOHN S. SCHEID	J. BRIAN THEBAULT	PHILIP H. URBAN
INSURANCE INDUSTRY EXPERIENCE		☒	☒	☒	☒		☒	☒		☒	☒		☒	☒		☒
FINANCIAL STATEMENT/ AUDIT/PUBLIC DISCLOSURE	☒		☒	☒	☒	☒	☒	☒	☒	☒	☒		☒	☒	☒	☒
FINANCE/CAPITAL MANAGEMENT EXPERTISE/ M&A				☒	☒	☒	☒	☒		☒	☒			☒	☒	☒
INVESTMENT				☒	☒	☒	☒	☒	☒		☒			☒		☒
PUBLIC COMPANY EXECUTIVE EXPERIENCE		☒	☒	☒	☒	☒	☒	☒	☒	☒	☒
ACTUARIAL	☒		☒				☒	☒		☒				☒		☒
HUMAN CAPITAL MANAGEMENT EXPERIENCE	☒	☒		☒	☒	☒	☒	☒	☒		☒	☒	☒		☒	☒
RISK MANAGEMENT EXPERTISE, INCLUDING ESG AND SUSTAINABILITY	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒
TECHNOLOGY/ CYBER	☒			☒	☒	☒	☒							☒	☒	☒
LEGAL OR REGULATORY EXPERIENCE	☒	☒		☒	☒	☒	☒	☒		☒	☒		☒	☒		☒
MARKETING/ BRANDING		☒		☒	☒		☒		☒			☒	☒		☒	☒
AGENCY DISTRIBUTION		☒		☒	☒		☒	☒					☒			☒

Diversity

In addition to the attributes, expertise, and skills listed above, in evaluating the suitability of individual director nominees, the Corporate Governance and Nominating Committee considers diversity, including gender, race, and culture, along with personal expertise in areas expected to contribute to the Board’s effectiveness, such as general operations, technology, finance, marketing, financial reporting, and human resources, among others. Under our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee is required to ensure that all pools of interviewed director candidates include individuals of diverse gender, race, and culture.

As shown in the below table, five of our 17 current directors self-identify as diverse. Three directors self-identify as female; three directors self-identify as underrepresented minorities (meaning an individual who self-identifies as Black or African American, Hispanic or Latin, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or two or more races or ethnicities); and one director self-identifies as LGBTQ+. Also shown below is a graph reflecting the age diversity of the Board.

Board Diversity Matrix As of January 18, 2022
Total Number of Directors	17*
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	14	0	0
Part II: Demographic Background
African American or Black	0	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latin	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	12	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

* Gregory E. Murphy is included in this table but is not standing for reelection at the Annual Meeting.

Director Nominees

No family relationships exist among any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board ratified the Corporate Governance and Nominating Committee’s nomination of the 16 director nominees listed below to stand for election at the Annual Meeting for terms expiring at the 2023 Annual Meeting or until a successor has been duly elected and qualified.

All 16 director nominees have consented to be named in this Proxy Statement and to serve if elected. The Board does not know any reason a nominee would decline or be unable to serve if elected. If a director nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless contrary instructions are given.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Ainar D. Aijala, Jr., 65 Independent Director Director since 2020

▪   Retired.

▪   Board of Managers, DLED, Inc., since March 2021.

▪   Senior Advisor to the Global CEO and other senior level positions, including Chief Global Corporate Development Officer and Global Managing Partner of Consulting and Human Capital, Deloitte & Touche LLP (“Deloitte”), 1982 to 2020.

▪   Senior Manager, Coopers & Lybrand Consulting, 1977 to 1982.

▪   Enrolled Actuary pursuant to the Employee Retirement Income Security Act of 1974, since 1982.

▪   Emeritus Governor, Board of Governors, Junior Achievement Worldwide, since July 2021; Member, Junior Achievement Worldwide, 2003 to June 2021, and Junior Achievement USA, 2015 to June 2021; member of the Executive Compensation Committee, 2003 to June 2021, and past Chairman of Junior Achievement Worldwide, 2006 to 2009.

▪   University of Michigan at Ann Arbor (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Aijala has significant experience as an actuary and as a corporate development and human capital executive. As a senior global advisor and managing partner at Deloitte for 38 years, he advised public companies on various strategic issues relevant to Selective, particularly human capital and benefit plan issues. Deloitte Consulting grew rapidly during his tenure as Global CEO, and he was responsible for attracting, developing, and retaining top human capital. Mr. Aijala also has devoted considerable time to educating primary and secondary school students about entrepreneurship, work readiness, and financial literacy through Junior Achievement Worldwide. His broad knowledge of human relations matters, notably recruiting, developing, and retaining human capital, should benefit Selective in developing its talent strategies. His wide knowledge of human relation issues, notably recruiting, developing, and retaining human and intellectual capital, should benefit Selective in developing its talent strategies.
Lisa Rojas Bacus, 58 Independent Director Director since 2020

▪   Retired.

▪   Executive Vice President, Global Chief Marketing Officer, Cigna Corporation (“Cigna”), 2013 to 2019.

▪   Executive Vice President and Chief Marketer, American Family Insurance Group, 2008 to 2013.

▪   Executive Director, Global Marketing Strategy and other senior positions, Ford Motor Company, 1986 to 2008.

▪   Board Member, Culver’s Franchising System, Inc., since 2010.

▪   Board Member, Teradata Corporation (NYSE: TDC), since 2015.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
▪ Board Member, Douglas Dynamics, Inc. (NYSE: PLOW), since 2020. ▪ Board Member, PetSmart Charities Inc., since 2019. ▪ Northern Arizona University (B.S.) and Duke University (M.B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Ms. Bacus has over 30 years of marketing and senior leadership experience in Fortune 100 global companies in the insurance and automotive industries. She has extensive property and casualty marketing experience, including developing relationships with independent agents. She is a strategic thinker and highly regarded customer experience expert, and we believe her marketing, digital, and analytics experience will contribute significantly to Selective’s strategies. Ms. Bacus is an advocate for environmental, social, and governance (“ESG”) issues, and gender and ethnic diversity matters.
John C. Burville, 74 Independent Director Director since 2006

▪    Retired.

▪    Insurance Consultant to the Bermuda Government, 2003 to 2007.

▪    Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

▪    Member, Bermuda Insurance Advisory Committee, 1985 to 2003.

▪    Fellow of the Institute of Actuaries.

▪    Member, American Academy of Actuaries.

▪    Leicester University, United Kingdom (B.Sc. and Ph.D.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is knowledgeable about property and casualty and life insurance actuarial techniques and reserving.
Terrence W. Cavanaugh, 68 Independent Director Director since 2018

▪    Founding partner, Accretive Consulting LLC, since 2017.

▪    President and Chief Executive Officer, Erie Indemnity Company, 2008 to 2016.

▪    Chief Operating Officer of Chubb Surety & Trade Credit, Chubb Group of Insurance Companies (“Chubb Group”), 2002 to 2007; Chief Marketing Officer, Chubb Group, 1998 to 2001; various underwriting and field management roles, 1975 to 1997.

▪    Director, Highmark Health, since 2013.

▪    Director, Property Casualty Insurance Association, 2008 to 2017; Chairman, 2014 to 2015.

▪    Trustee, The Institutes, 2010 to 2016.

▪    Director, Insurance Information Institute, 2011 to 2016; Chairman, 2015 to 2016.

▪    University of Notre Dame (B.B.A.).

▪    Harvard Business School (Program for Management Development).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Cavanaugh has more than 40 years of insurance expertise, including serving for eight years as chief executive officer of a Fortune 500 insurer. He has extensive experience growing property and casualty direct premiums written and increasing policyholder surplus, delivering profitability, and developing relationships with independent agents. Mr. Cavanaugh has significant customer experience and talent development knowledge and expertise.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position		Background Information
Wole C. Coaxum, 51	▪	Founder and Chief Executive Officer, Mobility Capital Finance, Inc. (MoCaFi), since 2016.
Independent Director	▪	Managing Director and other senior management positions, JPMorgan Chase & Company, 2007 to 2015.
Director since 2020	▪	President and Chief Executive Officer, Willis Canada Inc., 2005 to 2007; Chief Operating Officer and Chief Finance Officer, Willis North America, 2002 to 2005.
	▪	Vice President, Corporate and Investment Bank, and other various positions, Citigroup Inc., 1992 to 2002.
	▪	Trustee, Phillips Exeter Academy, since 2012.
	▪	Director, Roosevelt Institute, since 2016; Board Treasurer, since 2019.
	▪	Williams College (B.A.).
	▪	New York University’s Stern School of Business (M.B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Coaxum is the president and chief executive officer of a digital banking platform he founded to support underserved communities. His experience in FinTech is relevant to Selective’s InsurTech strategies. His senior management, financial services, and insurance experience at JPMorgan, Willis Group, and Citigroup will influence our overall strategies. Mr. Coaxum’s experience providing underserved communities with financial services will help Selective evaluate its geographic expansion and diversity, equity, and inclusion (“DE&I”) strategies. Mr. Coaxum is an executive with large public company and FinTech experience with keen insights into underserved communities and DE&I issues.
Robert Kelly Doherty, 63	▪	Managing Partner and Founder, Caymen Advisors and Caymen Partners, since 1999.
Independent Director Director since 2015	▪	Vice Chairman, Bankers Trust Company and Bankers Trust New York Corporation, 1997 to 1998; various positions in global trading and investment operations, 1982 to 1997.
	▪	Director, Harding Loevner Funds, Inc., since 2004; Lead Director, since 2014.
	▪	Director, Cyota, Inc., 2000 to 2005; Non-Executive Chairman, 2002 to 2005.
	▪	Princeton University (B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Doherty has significant investment experience in both public and private companies. He plays a key advisory role in contributing to Selective’s investment strategies, particularly in the private equity sector, and has substantial knowledge about investment products. Mr. Doherty also has significant senior management experience with a large financial services company and is familiar with the issues that Selective’s senior management faces, including business strategies.
John J. Marchioni, 52	▪	President and Chief Executive Officer (“CEO”), Selective, since 2020.
Employee Director	▪	President and Chief Operating Officer, Selective, 2013 to 2020.
Director since 2019	▪	Executive Vice President, Insurance Operations, Selective, 2010 to 2013.
	▪	Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.
	▪	Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.
	▪	Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.
	▪	Various insurance operations and government affairs positions, Selective, 1998 to 2005.
	▪	Director, The American Property Casualty Insurance Association, since 2020.
	▪	Director, Commerce and Industry Association of New Jersey, since 2015.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position		Background Information
	▪	Member of the Board of Overseers at St. John’s University School of Risk Management, Insurance and Actuarial Science, since June 2021.
	▪	Chartered Property Casualty Underwriter (CPCU).
	▪	Princeton University (B.A.).
	▪	Harvard University (Advanced Management Program).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Marchioni was appointed President and CEO of Selective effective February 2020, and previously served as our President and Chief Operating Officer since 2013. As Selective’s President and CEO, he oversees all aspects of the company. Mr. Marchioni has exhibited strong leadership in guiding Selective’s management team in executing our strategic initiatives. He has extensive knowledge of Selective, stemming from his 24 years of service with the company, and the property and casualty insurance industry. His demonstrated talents and abilities will continue to help position Selective for its next phase of growth.
Thomas A. McCarthy, 65	▪	Retired.
Independent Director Director since 2018	▪	Executive Vice President and Chief Financial Officer, Cigna, 2013 to 2017; Vice President, Finance, 2011 to 2013; Acting Chief Financial Officer, 2010 to 2011; Vice President and Treasurer, 2008 to 2010; and Vice President, Strategy and Corporate Development, 2003 to 2008.
	▪	Director, Privia Health Group, Inc. (Nasdaq: PRVA), since April 2021.
	▪	Trustee, American University of Rome, since 2018.
	▪	Director, Avenue of the Arts, since January 2022.
	▪	Director, Habitat for Humanity of Montgomery & Delaware Counties, since 2017.
	▪	Carnegie Mellon University (M.B.A.).
	▪	Wharton School of the University of Pennsylvania (B.S.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. McCarthy retired from Cigna in 2017 after more than 30 years with the company. While at Cigna, he was responsible for strategy and corporate development functions, including mergers and acquisitions and corporate risk management. Mr. McCarthy also was treasurer, with responsibility for corporate finance, capital management, and treasury operations. Mr. McCarthy’s Fortune 100 management experience and significant investment, finance and related disclosures, and operational knowledge aid Selective in implementing its growth strategies.
Stephen C. Mills, 62	▪	Retired.
Independent Director	▪	President and General Manager, New York Knicks, 2013 to 2020.
Director since 2020	▪	Founding Partner and Chief Executive Officer, Athletes & Entertainers Wealth Management, LLC, 2010 to 2013.
	▪	President and Chief Operating Officer, MSG Sports, and previously Executive Vice President, Franchise Operations, New York Knicks, Madison Square Garden, 2000 to 2009.
	▪	Member, Board of Trustees and Audit Committee, Ariel Investments, since 2015.
	▪	Director, Madison Square Garden Sports Corp. (NYSE: MSGS), since 2020.
	▪	Director, Madison Square Garden Networks, 2020 to July 2021.
	▪	Director, Harlem Junior Tennis, since 2017.
	▪	Member, Board of Advisors, Hospital for Special Surgery, since 2011.
	▪	Director, Princeton University Varsity Club, since 2010.
	▪	Princeton University (B.A.).

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position		Background Information
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Mills has extensive general management, marketing, brand communication, and human capital experience after three decades in senior positions with Madison Square Garden Sports, the New York Knicks, the National Basketball Association, and his own sports agency. As an investment fiduciary on the Mutual Fund Board of Trustees of Ariel Investments, he can contribute insights to our investment strategies. Mr. Mills has been active with several prominent charities, and these experiences and his knowledge of media-intensive public companies will further our marketing and ESG strategies. Mr. Mills has strong general management, marketing, and investment credentials. He is very knowledgeable on ESG and DE&I issues.
H. Elizabeth Mitchell, 60	▪	Retired.
Independent Director	▪	President, CEO and Director, Renaissance Reinsurance U.S. Inc., 2015 to 2016.
Director since 2018	▪	President, Platinum Underwriters Reinsurance, Inc., 2005 to 2015; Chief Executive Officer, 2007 to 2015; Chief Operating Officer and Executive Vice President, 2004 to 2005; Executive Vice President, 2002 to 2004; Director, 2002 to 2015.
	▪	Executive Vice President, St. Paul Reinsurance, Inc., 1998 to 2002; Senior Vice President, 1998; Vice President, 1993 to 1998.
	▪	Advisor, Hudson Structured Capital Management Ltd., since 2018.
	▪	Director, StanCorp Financial Group, Inc., since 2017.
	▪	Chairperson, Weston Insurance Holdings, since 2020.
	▪	Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, 2007 to 2016.
	▪	Trustee, The Institutes, 2010 to 2016.
	▪	Board Member, Reinsurance Association of America, 2002 to 2007; 2014 to 2016.
	▪	Board Member, Broker and Reinsurance Market Association, 2002 to 2016; Chair of the Board, 2007 to 2008; Vice Chair, 2006 to 2007; Executive Committee, 2006 to 2010.
	▪	Fellow of the Casualty Actuarial Society.
	▪	Member, American Academy of Actuaries.
	▪	Member, Association of Professional Insurance Women.
	▪	College of the Holy Cross (B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Ms. Mitchell is an experienced insurance industry executive with a proven record of accomplishment leading an organization with sustained profitability. In addition to her extensive senior management experience in the property and casualty insurance and reinsurance industries, Ms. Mitchell is an actuary and very knowledgeable about risk, actuarial science, insurance operations, mergers and acquisitions, and operational reorganization matters.
Michael J. Morrissey, 74	▪	Special Advisor, International Insurance Society, Inc., since 2020; President and Chief Executive Officer, 2009 to 2020.
Independent Director	▪	Senior Advisor to the United Nations, since 2014.
Director since 2008	▪	Chairman, Protective Life Corporation, since 2020.
	▪	Non-Executive Chairman, Legeis Capital, since 2020.
	▪	Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.
	▪	Director, CGA Group, Ltd., 1998 to 2009.
	▪	Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, 2012 to 2020.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position		Background Information
	▪	Steering Committee Member, Insurance Development Forum, 2016 to December 2021.
	▪	Member, World Economic Forum Insurance & Asset Management Council.
	▪	Chartered Financial Analyst.
	▪	Boston College (B.A.).
	▪	Dartmouth College (M.B.A.).
	▪	Harvard University Graduate School of Business Administration (Corporate Financial Management Program).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 49 years of insurance industry experience. He was the head of an international insurance research organization. Previously, he founded and managed an investment firm specializing in insurance companies, and served as president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable about the insurance industry, the investment community, investor relations, and the analysis of strategic transactions.
Cynthia S. Nicholson, 58	▪	Band of Sisters, LLC, Managing Member, since March 2021.
Independent Director	▪	Advisor, Yext, Inc., since 2019.
Director since 2009	▪	Advisor, Tangelo (formerly known as Tangerine/Feed Each Other/Forkcast), since 2018; Chief Marketing Officer, 2017 to 2018; Chief Operating Officer, 2015 to 2017.
	▪	Chief Marketing Officer, Softcard®, 2013 to 2015.
	▪	Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.
	▪	Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.
	▪	Senior Vice President and Chief Marketing Officer, Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.
	▪	Member of Advisory Board, Lavit, LLC, since 2017.
	▪	Director, Heartland Consumer Products Investments Holdings, LLC, 2016 to 2018.
	▪	Director, Association of National Advertisers, 2006 to 2008.
	▪	University of Illinois (B.S.).
	▪	Kelley School of Business, Indiana University (M.B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with over 30 years of experience in several consumer-focused industries. She was chief marketing officer at Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with building brands, developing advertising messaging, buying media, and developing and implementing strategies for promotions, innovation, digital and social media, and direct marketing. Her strong consumer marketing and branding experience benefits our efforts to expand our brand with distribution partners, businesses, and consumers in property and casualty insurance markets. Ms. Nicholson’s marketing experience includes developing messaging related to diversity and culture building. She recently became involved with Band of Sisters, LLC, which assists corporate leaders in leveraging diversity to build inclusive cultures. This experience and knowledge will help inform Selective’s DE&I initiatives.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position		Background Information
William M. Rue, 74 Non-Independent Director	▪	Chairman, Rue Insurance, an insurance agency, since 2013; President and former Executive Vice President, Rue Insurance, 1969 to 2013.
since 1977	▪	Chairman, Rue Holding Company, since 2020.
	▪	Manager, Rue Investment Company, LLC, since 2020.
	▪	President, Rue Financial Services, Inc., 2002 to 2012.
	▪	Director, 1st Constitution Bank, 1989 to January 2022; Secretary of the Board, 2005 to January 2022.
	▪	Director, 1st Constitution Bancorp, 1999 to January 2022; Secretary of the Board, 2005 to January 2022.
	▪	Director, Robert Wood Johnson University Hospital at Hamilton, since 1994; Chairman, 2015 to 2018.
	▪	Director, Robert Wood Johnson University Hospital Foundation, 1999 to 2012.
	▪	Director, Robert Wood Johnson Health Care Corp., 2011 to 2016.
	▪	Trustee, Rider University, 1993 to 2012 and since 2013.
	▪	Member, Independent Agents & Brokers Association.
	▪	Member, Society of Chartered Property and Casualty Underwriters.
	▪	Member, Professional Insurance Agents Association.
	▪	Member, Management Committee, PL Services, LLC.
	▪	Certified Insurance Counselor.
	▪	Associate in Risk Management (ARMTM).
	▪	Director and President, The Rue Foundation, since 2004.
	▪	Rider College (B.S.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for over 50 years and was the chief executive of his agency for 31 years. Because we principally distribute our products through independent agents, the Board finds his knowledge of property and casualty insurance products and services distribution, agency operations, and the competitive market extremely valuable in evaluating and making informed business and strategic decisions.
John S. Scheid, 66	▪	Owner and sole member, Scheid Investment Group, LLC, since 2013.
Independent Director Director since 2014	▪	PricewaterhouseCoopers LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001 to 2009; Chairman, Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001; Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions, 1977 to 1988.
	▪	Director, Extraordinary Re Holdings LTD and Extraordinary Reinsurance Bermuda, since 2018.
	▪	Director, Groupware Technologies Holdings, Inc., since March 2021.
	▪	Director, Catholic Relief Services, since January 2021.
	▪	Director, Dynamis Software Corporation, 2014 to 2018.
	▪	Director, Messmer Catholic Schools, 2013 to June 2021; Chairman, 2016 to June 2021.
	▪	Member, Finance Council for the Archdiocese of Milwaukee, since 2016.
	▪	Chairman, Accounting Examining Board, State of Wisconsin, 2013 to 2019.
	▪	Member, Golden Angels Investment Group, since 2013.
	▪	Director, University of Wisconsin-Milwaukee Foundation, 2002 to 2011; Emeritus Director, since 2011.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position		Background Information
	▪	Investment Committee Member, Marquette University High School, since 2011.
	▪	Member, Board of Governors, Junior Achievement Worldwide, 2004 to 2019; Audit Committee Chair, 2004 to 2019.
	▪	Certified Public Accountant (Wisconsin).
	▪	University of Notre Dame (B.B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in finance and insurance, financial management, public company governance and disclosure, corporate transactions, strategic leadership, succession planning, and cyber security.
J. Brian Thebault, 70	▪	Partner, Thebault Associates, since 1987.
Lead Independent Director	▪	Chairman, Earth-Thebault, 2007 to 2009.
(since 2017) Director since 1996	▪	Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, 1984 to 1998.
	▪	Director, Curex Group Holdings LLC, since 2010.
	▪	Trustee, The Peck School, 1994 to 2010.
	▪	Trustee, The Delbarton School, 1990 to 2007.
	▪	University of Southern California (B.S.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Thebault grew L.P. Thebault Company into one of the largest privately-held graphic arts companies in the country by focusing on quality, customer service, and advanced technology for its Fortune 500® clients across the U.S. Many of our commercial customers are private, closely-held companies, and Mr. Thebault’s understanding of this important economic sector’s decision-making processes helps inform Selective’s strategies. From his experience in the printing and graphic arts industry, Mr. Thebault has a strong understanding of sales, marketing, branding, customer service, technology, finance, and business strategy.
Philip H. Urban, 69	▪	Retired.
Independent Director	▪	President and Chief Executive Officer, Grange Insurance, 1999 to 2010.
Director since 2014	▪	President, Personal Lines, Guaranty National Insurance Company, 1996 to 1999.
	▪	Senior Vice President, Great American Insurance Company, 1990 to 1996.
	▪	Chairman, Integrity Insurance, 2002 to 2010.
	▪	Chairman, The Grange Bank, 1999 to 2007.
	▪	Director, The Jeffrey Company, since 2005; Member, Audit and Risk Committee, 2005 to May 2021; Member, Compensation Committee, since May 2021.
	▪	Miami University of Ohio (B.A.).
	▪	Ohio State University (M.B.A.).
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Urban has a wealth of property and casualty insurance experience, both as a senior executive and board member. He has first-hand knowledge of the independent agent distribution channel, geographic market expansion, insurance products, and technology, which he uses to contribute to Selective’s strategic direction.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management and the Board of Directors

The following table shows, as of February 23, 2022:

▪	The number of shares of Selective common stock beneficially owned by each director and director nominee, and the named executive officers; and

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

None of the directors, director nominees, or named executive officers held any stock options exercisable or any restricted stock units that vest within 60 days of February 23, 2022.

Name of Beneficial Owner	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class
Aijala, Ainar D., Jr.	2,178	*
Bacus, Lisa Rojas	1,061	*
Burville, John C.	84,007	*
Cavanaugh, Terrence W.	11,119	*
Coaxum, Wole C.	1,061	*
Doherty, Robert Kelly	22,149	*
Hall, Brenda M.	21,900(2)	*
Lanza, Michael H.	32,505	*
Marchioni, John J.	178,616	*
McCarthy, Thomas A.	10,858	*
Mills, Stephen C.	1,061	*
Mitchell, H. Elizabeth	9,425	*
Morrissey, Michael J.	14,836	*
Murphy, Gregory E.(3)	175,319	*
Nicholson, Cynthia S.	24,195	*
Rue, William M.	377,752(4)	1%
Scheid, John S.	23,552	*
Senia, Vincent M.	21,332	*
Thebault, J. Brian	67,169	*
Urban, Philip H.	22,473	*
Wilcox, Mark A.	44,501	*
All directors and executive officers, as a group (22 persons)	1,155,856	2%

*       Less than 1% of the common stock outstanding.

(1)       No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2)       Includes 539 shares held in a 401(k) account for the benefit of Ms. Hall.

(3)       Mr. Murphy is not standing for reelection at the Annual Meeting and therefore will no longer serve on the Board following the Annual Meeting.

(4)       Includes: (i) 44,772 shares held by Rue Investment Company, LLC (see the section entitled, “Transactions with Related Persons” of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups Selective knows to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2021, based on Schedules 13G and amendments thereto filed by the beneficial owners with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,838,881 shares of common stock(1)	11.4%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,670,884 shares of common stock(2)	9.43%

(1)       BlackRock, Inc. (“BlackRock”) filed an amendment to Schedule 13G with the SEC on January 27, 2022 reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. BlackRock reported that it has sole voting power with respect to 6,693,807 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 6,838,881 shares, and shared dispositive power with respect to 0 shares.

(2)       Vanguard Group, Inc. (“Vanguard”) filed an amendment to Schedule 13G with the SEC on February 10, 2022 reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. Vanguard reported that it has sole voting power with respect to 0 shares, shared voting power with respect to 50,568 shares, sole dispositive power with respect to 5,566,280 shares, and shared dispositive power with respect to 104,604 shares.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by and serve at the discretion of our Board of Directors.

EXECUTIVE OFFICERS
Name, Age, Position	Background Information
John J. Marchioni, 52 President and Chief Executive Officer	▪ For information regarding Mr. Marchioni, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
Mark A. Wilcox, 54 Executive Vice President and Chief Financial Officer

▪      Present position since 2017.

▪      Senior Vice President, Corporate Controller and Chief Accounting Officer of RenaissanceRe Holdings Ltd., 2005 to 2016.

▪      Vice President and Internal Auditor, RenaissanceRe Holdings Ltd.,2003 to 2005.

▪      Senior Manager, Audit and Business Advisory Services – Insurance Practice, PricewaterhouseCoopers LLP, 2001 to 2003; various positions, 1997 to 2001.

▪      Certified Public Accountant (Washington, D.C.).

▪      Chartered Financial Analyst.

▪      University of South Florida (B.S.).

▪      Georgetown University (M.B.A.).

▪      Oxford University, Graduate Summer Program in International Management.

EXECUTIVE OFFICERS
Name, Age, Position	Background Information
Michael H. Lanza, 60 Executive Vice President, General Counsel, and Chief Compliance Officer

▪      Present position since 2007.

▪      Senior Vice President and General Counsel, Selective, 2004 to 2007.

▪      Trustee, Newton Medical Center Foundation, since 2014.

▪      Member, Society of Corporate Secretaries and Corporate Governance Professionals.

▪      Member, National Investor Relations Institute.

▪      University of Connecticut (B.A.).

▪      University of Connecticut School of Law (J.D.).

Brenda M. Hall, 51 Executive Vice President, Commercial Lines Chief Operating Officer

▪      Present position since 2019.

▪      Senior Vice President, Chief Strategic Operations Officer, Selective, 2015 to 2019.

▪      Vice President, Director of Field Underwriting, Selective, 2008 to 2015.

▪      Certified Insurance Counselor.

▪      Certified Risk Manager.

▪      University of Mount Union (B.A.).

▪      Webster University (M.A.).

Vincent M. Senia, 58 Executive Vice President and Chief Actuary

▪      Present position since 2017.

▪      Senior Vice President, Actuarial Reserving, Selective, 2010 to 2017.

▪      Vice President and Chief Reserving Actuary, Munich Re America, 2003 to 2010; various actuarial management positions, 2001 to 2003.

▪      Fellow of the Casualty Actuarial Society.

▪      Member, American Academy of Actuaries.

▪      New Jersey Institute of Technology (B.S.).

Paul Kush, 61 Executive Vice President, Chief Claims Officer

▪      Present position since 2019.

▪      Chief Claims Officer, ProSight Specialty Insurance, 2010 to 2019.

▪      Senior Vice President, Claims, and other management roles, Crum and Forster, 1982 to 2009.

▪      Duquesne University (B.S.).

▪      Wharton School of the University of Pennsylvania’s American Institute of CPCU Advanced Executive Education Program.

TRANSACTIONS WITH RELATED PERSONS

Director William M. Rue is Chairman, and owns more than 10% of the equity, of Rue Holding Company, which owns 100% of Chas. E. Rue & Son, Inc., t/a Rue Insurance, a general independent retail insurance agency (“Rue Insurance”). Rue Insurance has been appointed as a distribution partner of Selective’s insurance subsidiaries since 1928, on terms and conditions similar to those of the other distribution partners of Selective’s insurance subsidiaries, and includes the right to: (i) receive commissions for policies placed; and (ii) participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017. Mr. Rue has two children who are employed by Rue Insurance: a daughter, who owns less than 10% of the equity of Rue Holding Company; and a son, who serves as president of Rue Insurance, and owns more than 10% of the equity of Rue Holding Company.

In 2021, Rue Insurance placed insurance policies for its customers and itself with Selective’s insurance subsidiaries and was paid standard market commissions, including supplemental commissions, of $2.0 million on direct premiums written of $12.8 million. Selective expects the relationship with Rue Insurance will continue in 2022. All contracts and transactions with Rue Insurance were consummated in the ordinary course of business on an arm’s-length basis. For additional information regarding Mr. Rue, see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

In 2005, we established a private foundation, now named The Selective Insurance Group Foundation (the “Foundation”), under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The board of directors of the Foundation is comprised of some of the officers of Selective and its insurance subsidiaries. We made $1.3 million in charitable contributions to the Foundation in 2021.

BlackRock, a leading publicly-traded investment management firm, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. On January 27, 2022, BlackRock filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2021 of 11.4% of our outstanding common stock. In connection with purchasing our common shares, BlackRock filed the necessary filings with insurance regulatory authorities. On the basis of those filings, BlackRock is deemed not to be a controlling person for the purposes of applicable insurance law.

We are required to disclose related party information for our transactions with BlackRock. BlackRock is highly regulated, serves its clients as a fiduciary, and has a diverse platform of active (alpha) and index (beta) investment strategies across asset classes that enables it to tailor investment outcomes and asset allocation solutions for clients. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics, advisory, and technology services and solutions to a broad base of institutional and wealth management investors. We incurred expenses related to BlackRock for services rendered of $1.8 million in 2021. Amounts payable for such services at December 31, 2021, were $0.5 million.

As part of our overall investment diversification, we invest in various BlackRock funds from time to time. These funds accounted for less than 1% of our invested assets at December 31, 2021. During 2021, with regard to BlackRock funds, we (i) purchased $16.5 million in securities, (ii) sold $32.5 million in securities, (iii) recognized net realized and unrealized losses of $0.6 million, and (iv) recorded $0.9 million in income. There were no amounts payable on the settlement of these investment transactions at December 31, 2021.

Our pension plan’s investment portfolio contained investments in BlackRock funds of $209.9 million at December 31, 2021. During 2021, with regard to BlackRock funds, our pension plan (i) purchased $18.0 million in securities, (ii) sold $18.1 million in securities, and (iii) recorded net investment income of $18.2 million. In addition, our employee deferred compensation plan and defined contribution plan may offer our employees the option to invest in various BlackRock funds. All contracts and transactions with BlackRock were consummated in the ordinary course of business on an arm’s-length basis.

Vanguard, one of the world’s largest investment management companies, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. Vanguard offers low-cost mutual funds and exchange-traded funds, as well as other investment related services. On February 10, 2022, Vanguard filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2021, of 9.43% of our common stock. In connection with purchasing our common shares, Vanguard filed the necessary filings with insurance regulatory authorities. On the basis of those filings, we do not expect Vanguard to be deemed a controlling person for the purposes of applicable insurance law.

As part of our overall investment diversification, we may invest in various Vanguard funds from time to time. As of December 31, 2021, we had investments totaling $169.6 million in Vanguard funds. During 2021, we recorded dividend income of $7.4 million on these funds. We also purchased Vanguard private placement corporate bonds during 2021, which as of December 31, 2021, had an aggregate valuation of $4.9 million, and related interest income accruals and receivables of $0.1 million. Our deferred compensation plan offers our employees investment options based on the notional value of various Vanguard funds. Our defined contribution plan offers our employees the option to invest in a Vanguard fund. All transactions with Vanguard are consummated in the ordinary course of business on an arm’s-length basis.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person is a 5% or greater beneficial owner.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including (i) the benefits to Selective, (ii) the impact on a director’s independence, (iii) the availability of other sources for comparable products and services, (iv) the terms of the transaction, and (v) the terms available to unrelated third parties or employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

Our securities are listed on Nasdaq, and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out a director’s responsibilities. Our Board of Directors has determined that all current directors and director nominees are independent under Nasdaq and SEC rules and regulations – except Messrs. Marchioni, Murphy1, and Rue.2 In making its determination, the Board considered disclosures each director made related to various transactions, relationships, or arrangements involving Selective. Disclosures by the following four directors required analysis:

John C. Burville: In determining that Mr. Burville is an independent director, the Board considered that Mr. Burville’s daughter is an analyst for AXA XL Bermuda (“AXA”), which has a commercial relationship with our insurance subsidiaries. The Board determined that the commercial relationship is not material principally because (i) our payments to AXA were approximately 0.0003% of its 2021 consolidated gross revenues, and (ii) neither Mr. Burville nor his daughter has any involvement with these transactions. Accordingly, the Board determined that this arrangement does not affect Mr. Burville’s independence.

Terrence W. Cavanaugh: In determining that Mr. Cavanaugh is an independent director, the Board considered that Mr. Cavanaugh’s son is employed as Director, Corporate Risk and Broking of Willis Towers Watson (“WTW”), which has commercial relationships with our insurance subsidiaries and employee benefit plans. The Board has determined that these commercial relationships are not material because (i) the payments made were approximately 0.037% of WTW’s 2021 consolidated gross revenues, (ii) we have not engaged the services of the division for which Mr. Cavanaugh’s son works, (iii) Mr. Cavanaugh’s son had no involvement with the transactions with WTW, and (iv) the amount of revenue generated for WTW through these arrangements is not material to WTW. Accordingly, the Board determined these arrangements do not affect Mr. Cavanaugh’s independence.

1 Mr. Murphy is not standing for reelection at the Annual Meeting and will no longer serve on the Board after the Annual Meeting.

2 For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled, “Transactions with Related Persons.”

H. Elizabeth Mitchell: In determining that Ms. Mitchell is an independent director, the Board considered that Ms. Mitchell’s spouse, Marvin Pestcoe, has been a member of the Board of Directors of Hamilton Insurance Group, Ltd. (“HIG”) since 2020. In 2021, our insurance subsidiaries ceded approximately $82,000 in premiums to an HIG subsidiary, Hamilton Re, Ltd. (“Hamilton Re,” and together with HIG, the “Hamilton Group”). The reinsurance cession relates to Hamilton Re’s 0.25% participation on our primary and underlying layers of our property catastrophe program. The Board has determined that these commercial relationships are not material, principally because (i) this cession represents 0.008% of the Hamilton Group’s 2020 gross premiums written (2021 figures are not yet available), (ii) neither Ms. Mitchell nor her husband has had any involvement in these reinsurance transactions, (iii) our relationship with Hamilton Re pre-dates Mr. Pestcoe’s HIG board membership, and (iv) the relative insignificance of these transactions for the Hamilton Group and us. Accordingly, the Board determined that this arrangement does not affect Ms. Mitchell’s independence.

In determining that Ms. Mitchell is an independent director, the Board also considered that she serves as an advisor on the reinsurance strategy of Hudson Structured Capital Management Ltd. (“HSCM”). In September 2021, Selective made a $5 million commitment to HSCM Ventures Fund 2 LP (the “HSCM Fund”). HSCM manages the HSCM Fund through its InsurTech strategy. The Board has determined that this commercial relationship is not material, principally because (i) Ms. Mitchell is not actively involved with the HSCM Fund or its InsurTech strategy and receives no material direct or indirect compensation from the HSCM Fund, and (ii) the relative insignificance of these transactions for HSCM and us.

John S. Scheid: In determining that Mr. Scheid is an independent director, the Board considered that we currently provide insurance coverage to the Messmer Catholic Schools (“Messmer”), a charitable organization of which Mr. Scheid was a Director from 2013 to June 2021 and Chairman from January 2016 to June 2021. We provide insurance coverage to Messmer on terms no more favorable than to other third-party policyholders. As (i) Mr. Scheid has no involvement in securing the insurance policy coverage, (ii) his relationship with Messmer pre-dates his membership on our Board, and (iii) our business relationship with Messmer pre-dates Mr. Scheid’s appointment to our Board, the Board determined that this arrangement does not affect Mr. Scheid’s independence.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under applicable Nasdaq and SEC rules and regulations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review on Selective’s website at the following link: https://www.selective.com/investors/corporate-governance.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be reelected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of director nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

▪	The incumbent director must tender his or her resignation to the Chairperson of the Board within five days following the certification of the election results.

▪	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the Corporate Governance and Nominating Committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

▪	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Current Report on Form 8-K in which it discloses its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

▪	Any incumbent director who fails to receive a majority of votes cast and tenders a resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to his or her resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for reelection must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held five meetings in 2021, and the independent directors met four times outside the presence of management. All directors attended 75% or more of the aggregate of the meetings of the Board and their respective committees during 2021, and in the aggregate, directors attended an average of 98.2% of Board and respective committee meetings in 2021. While we do not have a formal policy on director attendance at annual meetings, Selective expects all directors to attend the Annual Meeting. All directors serving on the Board on April 28, 2021, virtually attended the 2021 Annual Meeting.

The Board has five standing committees:

▪	Audit Committee;

▪	Corporate Governance and Nominating Committee;

▪	Salary and Employee Benefits Committee (“SEBC”);

▪	Executive Committee; and

▪	Finance Committee.

The Corporate Governance and Nominating Committee is responsible for evaluating and making recommendations to the Board concerning the appointment of directors to the five committees and the selection of committee chairs. The Board generally favors the periodic rotation of committee chair positions, but also recognizes that, at times, it may not be in the best interest of the company to change a Board committee chair position, such as when a director has special knowledge or experience. It is anticipated that Board committee chairs will serve up to approximately five consecutive years, on average, to facilitate rotation of committee chairs while preserving experienced leadership.

The following tables provide information on each of the five standing committees:

Audit Committee
Written Charter is available in on Selective’s website at the following link: https://www.selective.com/investors/corporate-governance	2021 Meetings: 5

Responsibilities:

▪      Oversee our annual audits and quarterly reviews of the financial statements.

▪      Monitor the adequacy and effectiveness of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

▪      Review and discuss with Selective’s management, Chief Audit Executive, and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC, as well as critical accounting policies and practices and critical audit matters.

▪      Prior to its inclusion in any audited statutory financial statements, review the report prepared by management, assessing the effectiveness of internal control over financial reporting and stating management's responsibility for establishing and maintaining adequate internal control over financial reporting.

▪      Monitor the activities of the Internal Audit Department and review and approve the Internal Audit Department’s budget, resources, audit plan, and charter.

▪      Review and concur in the appointment, evaluation, replacement, reassignment, or dismissal of the Chief Audit Executive and the Chief Audit Executive’s performance review and compensation awards.

▪      Discuss significant financial risk exposures, including the Company’s loss and loss expense reserves, and the steps management has taken to monitor, control, and report such exposures.

▪      Assist the Board in overseeing our enterprise risk management function. Discuss with management our major financial, operational (such as cyber risk), or other risk exposures and steps management has taken to monitor and manage such exposures.

▪      Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions about their compensation, retention, and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

▪      Oversee Selective’s Related Person Transactions Policy and Procedures and review and approve proposed transactions.

Director Members:	Independent
H. Elizabeth Mitchell, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Robert Kelly Doherty	Yes
Thomas A. McCarthy	Yes
John S. Scheid, Designated Audit Committee financial expert	Yes
Philip H. Urban	Yes

Corporate Governance and Nominating Committee
Written Charter is available on Selective’s website at the following link: https://www.selective.com/investors/corporate-governance	2021 Meetings: 4

Responsibilities:

▪      Establish criteria for director selection and identify and recommend director nominees to the Board.

▪      Review and assess the adequacy of Selective’s Corporate Governance Guidelines and recommend changes to the Board.

▪      Recommend to the Board the directors to serve as members of the Board committees, chairpersons of the committees, and Lead Independent Director.

▪      Advise the Board regarding Board composition, procedures, and committees.

▪      Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

▪      Oversee the self-evaluations of the Board and its committees.

▪      Oversee management’s activities to address ESG issues and trends.

▪      Make a recommendation to the Board on whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

Director Members:	Independent
Cynthia S. Nicholson, Chairperson	Yes
Lisa Rojas Bacus	Yes
Wole C. Coaxum	Yes
H. Elizabeth Mitchell	Yes
Michael J. Morrissey	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Salary and Employee Benefits Committee
Written Charter is available on Selective’s website at the following link: https://www.selective.com/investors/corporate-governance	2021 Meetings: 6

Responsibilities:

▪      Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to the employees and management of Selective and its subsidiaries.

▪      Review periodic updates from management on initiatives and progress in the area of human capital management, including a review of the diversity of the Company’s workforce and diversity, equity, and inclusion initiatives.

▪      Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate the performance of the CEO and the other executive officers in light of those goals.

▪      Review annually and approve Selective’s compensation strategy for employees.

▪      Review annually and determine the individual elements of total compensation for the CEO and other executive officers.

▪      Review CEO and executive management succession planning and professional development.

▪      Review and approve compensation for non-employee directors.

Salary and Employee Benefits Committee

▪      Review the independence and engagement of the independent executive compensation consultant.

▪      Form and delegate to subcommittees such power and authority as the SEBC deems appropriate.

▪      Delegate to certain senior officers the authority to establish salaries and to approve equity and other incentive awards, and performance criteria for the foregoing, for non-Section 16 officers within parameters established by the SEBC.

Director Members:	Independent
Michael J. Morrissey, Chairperson	Yes
Lisa Rojas Bacus	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Stephen C. Mills	Yes
Cynthia S. Nicholson	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Executive Committee
No written charter. Responsibilities defined in By-Laws.	2021 Meetings: 3

Responsibilities:

▪      Authorized by Selective’s By-Laws to exercise the Board’s powers and authority in the management of Selective’s business and affairs between meetings of the Board.

▪      Has the right and authority to exercise all the powers of the Board on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:*	Independent
Gregory E. Murphy, Chairperson	No
Thomas A. McCarthy	Yes
John J. Marchioni	No
H. Elizabeth Mitchell	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes
J. Brian Thebault	Yes

*       The Board has appointed the following directors to be members of the Executive Committee, effective immediately following the Annual Meeting conditioned upon their elections as directors: John J. Marchioni, Chairperson; Robert Kelly Doherty; Thomas A. McCarthy; H. Elizabeth Mitchell; Michael J. Morrissey; Cynthia S. Nicholson; and John S. Scheid.

Finance Committee
Written Charter is available on Selective’s website at the following link: https://www.selective.com/investors/corporate-governance	2021 Meetings: 4

Responsibilities:

▪      Review and approve changes to Selective’s investment policies, strategies, and programs.

▪      Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

▪      Discuss Selective’s major investment risk exposures with management, including the steps management has taken to monitor and manage such exposures.

▪      Review Selective’s capital structure and review and make recommendations to the Board about Selective’s financial policies and corporate finance matters, including (i) financial planning, cash flow management, fiscal and treasury policies, and financial risk assessment and management, (ii) the issuance, retirement, or repurchase of debt, equity, and other securities, and (iii) other transactions or financial issues that management desires the Finance Committee to review.

▪      Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

▪      Review Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers of the program.

▪      Appoint members of Selective’s Management Investment Committee.

▪      Review and make recommendations to the Board regarding the payment of dividends.

Director Members:	Independent
Thomas A. McCarthy, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
Wole C. Coaxum	Yes
Robert Kelly Doherty	Yes
Stephen C. Mills	Yes
Michael J. Morrissey	Yes
William M. Rue	No
John S. Scheid	Yes

Board Leadership Structure

Our two current principal Board leadership positions are: (i) Chairperson of the Board; and (ii) Lead Independent Director.

Mr. Murphy served as our Executive Chairman from February 1, 2020 until February 1, 2021, and is serving as our Non-Executive Chairperson from February 2, 2021 until May 3, 2022. In his role, as Chairperson of the Board, Mr. Murphy is responsible for oversight and guidance of Selective’s Management and overall corporate performance. As Chairperson, he also helps maintain effective relationships with significant distribution partners, investors, stockholders, insurance rating agencies, and government officials. Our Board has appointed Mr. Marchioni, our CEO, as Chairperson of the Board, effective immediately following the Annual Meeting conditioned upon his election as a director.

As set forth in our Corporate Governance Guidelines, the Board does not require the separation of the offices of the Chairperson of the Board and the CEO. Our Board has determined that it is appropriate and in the best interests of Selective and the stockholders for Mr. Marchioni to serve as both CEO and Chairperson of the Board.

The Corporate Governance Guidelines provide for the election of a Lead Independent Director. The Lead Independent Director position is defined in our Corporate Governance Guidelines and is very similar to the role of an independent Chairperson. The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties, including supervising meetings of the independent directors that occur not less than semi-annually.

It is anticipated that the Lead Independent Director will serve up to approximately five consecutive years to facilitate the rotation of the Lead Independent Director position while maintaining experienced leadership; however, the Board may extend such tenure in accordance with good governance practices, including to accommodate the transition of a new CEO or new directors or to provide continuity to further strategic objectives or address external factors affecting the company.

The Lead Independent Director’s general authority and responsibilities are as follows:

▪	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairperson and to the CEO;

▪	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairperson and with the CEO;

▪	Ensuring that matters of importance to the directors are placed on the Board’s meeting agendas;

▪	Assuring that the Chairperson, and the CEO, understand the Board’s views on all critical matters;

▪	Assuring that the Board understands the Chairperson’s, and the CEO’s, views on all critical matters; and

▪	Calling executive sessions of the independent directors and serving as chairperson of such meetings.

J. Brian Thebault is presently our Lead Independent Director and has served in that role since 2017. As Mr. Thebault will be completing his fifth year as Lead Independent Director, our Board has appointed Robert Kelly Doherty as Lead Independent Director, effective immediately following the Annual Meeting, conditioned upon his election as a director.

Board and Committee Multi-Step Evaluation Process

The Corporate Governance and Nominating Committee conducts annual self-assessments and evaluates its effectiveness and the effectiveness of the full Board and its other committees. The current process is outlined below:

1 Committee Self Evaluations

• The Corporate Governance and Nominating Committee conducts an annual self-evaluation of the Board and its committees to assess and enhance their effectiveness. A questionnaire is posted on a secure website for all directors and is used as a reference tool for self-evaluation discussions conducted by the Lead Independent Director and the Corporate Governance and Nominating Committee Chairperson.

2 One on One Discussions with Lead Independent Director and Corporate Governance and Nominating Committee Chairperson

• The Lead Independent Director and Corporate Governance and Nominating Committee Chairperson conduct separate, one on one interviews with each Director to discuss feedback regarding key areas such as:

• Director and Board Oversight • Strategic and Operational Matters • Board/Committee Composition and Structure • Board Knowledge and Understanding	• Board Engagement/Communication • Meeting Conduct and Board Materials • Governance

3 Board Closed Session

• The results of the self evaluations are discussed with the Corporate Governance and Nominating Committee and full Board in their executive sessions. Appropriate actions are taken to address results.

Continuing Education for Directors

Selective provides continuing education opportunities for directors, including a mix of in-house and third-party presentations and programs. We reimburse directors for reasonable costs for continuing education programs.

ESG AND HUMAN CAPITAL

Selective’s ESG Oversight and Management

The Board delegated oversight of ESG to the Corporate Governance and Nominating Committee (CGNC). Risks related to ESG are allocated among the Board’s committees consistent with their charters, as outlined above. Management’s Sustainability Committee provides quarterly updates to the Corporate Governance and Nominating Committee on ESG-related strategic initiatives. Corporate Governance and Nominating Committee members offer valuable insights based on their ESG-related knowledge and experience.

The executive management team oversees the organization’s ESG efforts. The Sustainability Committee provides detailed quarterly reports on ESG-related initiatives to the executive management team, which provides feedback and oversight on those initiatives.

Selective’s Sustainability Committee is a chartered management committee, currently comprised of leaders and employees from across the organization, including representatives of the Underwriting, Claims, Legal, Finance, Risk, Internal Audit, and Human Resources areas, coordinated by an ESG Manager. The Sustainability Committee is responsible for developing plans and objectives for ESG-related initiatives and making quarterly progress reports to the executive management team and the Corporate Governance and Nominating Committee. The Sustainability Committee’s major goal is to assist the Board in developing strategies and goals to integrate sustainability into the business objectives of the organization.

2021 ESG Highlights

We are committed to serving customers responsibly, enabling employees’ professional success and work/life balance, helping the communities where they live, work, and serve, understanding and mitigating climate change risk, and maintaining the highest level of ethics and integrity. In 2021, we continued to drive ESG initiatives, overseen by our management Sustainability Committee, and published our second ESG report, Driving Sustainable Impact. By working to benefit all our stakeholders, we believe we will reward our shareholders with sustained superior financial and operating performance over time.

Helping our Customers:

We provide customers and distribution partners with services that help mitigate risks, offering a wide range of tools and technologies. Our Claims team reacts promptly to help customers recover after experiencing loss. As part of our commitment to delivering a superior omni-channel customer experience, we electronically disseminate proactive messages to our customers, such as helping them prepare for weather events. Our customer satisfaction scores have been consistently strong, with an overall satisfaction score of 8.6 on a 10-point scale for 2021.

Our distribution partners recognize our exceptional customer service, delivered primarily through our field-based model, and they consistently rank us among the highest service-oriented carriers in the industry. In 2021, we (i) received a Confirmit Achievement in Customer Excellence (ACE) Award, (ii) were designated as a 5-Star Carrier by Insurance Business America (IBA), and (iii) received an American Business Award in Sales & Customer Service for our MySelective mobile app.

Developing our Employees:

A core strategic priority is to ensure we have a highly engaged and aligned team of high caliber employees. We continue to invest significantly in employee training programs and prioritize development plans to position our talent for future opportunities and leadership. See below under the section entitled, “Human Capital” for further information about efforts to drive this initiative.

Advancing Diversity, Equity, and Inclusion:

We believe in the importance of increasing employee diversity at all levels in our organization. While we believe that women and racial and ethnic minorities constitute a meaningful part of our overall workforce, we strive to increase representation in senior organizational levels. See below under the section entitled, “Human Capital” for further information about efforts to drive this initiative.

Supporting our Communities:

We donate through The Selective Insurance Group Foundation (“Foundation”) to non-profit organizations that promote civic responsibility, support home, auto, and business safety, and provide health and human services. The Foundation’s mission is to empower safe, sustainable, just, and diverse communities where we live, work, and serve:

▪	Safe: organizations that support disaster relief and help protect the public;

▪	Sustainable: organizations that support the environment, education, and people in need;

▪	Just: organizations that support social welfare and human services; and

▪	Diverse: organizations that support social justice, equity, and inclusion.

The Foundation made donations of more than $545,000 to support local and nationwide charities in 2021.

Selective invests in indirect state and federal incentives to finance programs with social benefits or objectives. Examples include investments in low-income housing tax credits, historic property credits, rural investment programs, economic redevelopment credits, renewable energy credits, and scholarship tax credit programs. Selective has been participating in and making significant investments in these types of programs since 2008.

In addition, to support the need for trained medical professionals, we increased the number of compensable volunteer days to encourage employees with relevant training to help care for COVID-19 patients.

Managing Climate Risk:

We focus our efforts to address climate change and associated impacts on (i) prudent oversight and management of catastrophe risk exposure, (ii) responsive claims handling, safety management, and proactive weather alerts, (iii) allocating capital away from specific environmentally hazardous classes through underwriting and investment initiatives, and (iv) reducing our carbon footprint. We also started expanding our corporate headquarters solar facility, which produces power sold to others, incorporated ESG considerations into our investment manager due diligence process, and invested in ESG-dedicated funds.

The table below outlines strategically important ESG categories and our related initiatives:

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
ESG Category	Our Initiatives
Human Capital	✓ Employment practices ✓ Professional training & development programs ✓ Diversity, Equity, and Inclusion initiatives ✓ Employee physical, financial, and emotional well-being
Community Engagement	✓ Volunteerism and charitable giving ✓ Annual donations through The Selective Insurance Group Foundation ✓ Alignment with philanthropic programs to help communities
Environment & Energy

✓  Robust Enterprise Risk Management framework

✓  Do not underwrite specific insurance risks related to coal mines, thermal coal plants, or oil sands extraction and related pipeline projects

✓  Reduction of energy and water consumption

✓  Recycling programs

Ethics & Compliance	✓ Independent Board oversight ✓ Code of Conduct setting legal and ethical standards ✓ Whistleblower and compliance hotline ✓ Supplier Code of Conduct
Products & Services	✓ Paying claims promptly ✓ Provide customers with risk mitigation solutions ✓ Coverage from flood perils ✓ Reducing environmental impact
Customer Privacy & Data Security	✓ Data privacy and governance ✓ Robust cybersecurity programs ✓ Technology to safeguard information and systems ✓ Governance and controls
Responsible Investing	✓ Considering ESG risk factors in management and oversight ✓ Beginning to incorporate ESG considerations into investment process

Human Capital

We recognize that developing and protecting human capital complements and contributes to superior longer-term financial performance. We are committed to maintaining a safe and inclusive workplace that promotes diversity and provides attractive benefits to our approximately 2,440 employees. In 2021, we received the following honors:

▪	Designated as a Great Place to Work CertifiedTM organization for the second consecutive year, with 88% of employees identifying us as a great place to work;

▪	Received the “2021 Best Places to Work” award from Business Intelligence Group;

▪	Recognized by Fortune as one of the Best Workplaces in Financial Services & Insurance™ and Best Workplaces for Millennials;

▪	Recognized by Forbes as one of “America's Best-in-State Employers;”

▪	Recognized by DiversityJobs as one of their Top Employers for 2021 for continual dedication and commitment to a diverse workforce and culture; and

▪	Recognized by RISE Elite 50 as one of the 50 best internship programs in the insurance industry.

We discuss our approach to (i) physical, social, and financial well-being of our employees; (ii) talent development and employee retention; and (iii) diversity, equity, and inclusion more fully below.

▪	Physical, Social, and Financial Well-Being of our Employees: We invest significantly in our employees’ physical, social, and financial well-being, which is essential to attracting and retaining the best talent. We are committed to fair pay and regularly analyze and adjust compensation to ensure internal equity and external market alignment. To support the financial well-being of our employees and their families, we offer competitive financial benefit programs, including a 401(k) plan with non-elective and employer matching contributions, an employee stock purchase plan that allows our stock to be purchased at a discount, and tuition reimbursement and student loan repayment. Most of our employees are eligible to participate in our annual cash incentive program, the funding and payout of which is based on the achievement of our financial and strategic objectives, and our long-term stock-based incentive compensation program. To promote the health and well-being of our employees, we offer a range of competitive and convenient health and wellness programs. We also support our employees’ social well-being, encouraging connections with their colleagues and communities through various programs, such as paid time-off for volunteer work and matching charitable donations.

▪	Talent Development and Employee Retention: We invest significant time and resources in training and development to assist our employees in fulfilling their professional potential and having rewarding careers. We are committed to ongoing learning, personal growth, and continuous improvement. Our employees have access to various live instructor-led training courses and over 22,000 online skills training courses and resources. We also have leadership and talent development programs and initiatives at all levels of the organization. Examples include our (i) Next Generation of Leaders program, which identifies early and mid-career management for focused development opportunities that prepare them for future senior leadership, and (ii) RISE (Retain Include Support Engage) program, which is an accelerated professional development program for diverse individual contributors interested in first-level management positions.

The COVID-19 pandemic has accelerated our capabilities and cultural adaptation to a flexible work environment. As a result, we have instituted changes to increase flexibility and enhance employee engagement and productivity. During 2021, most of our office-based employees remained fully remote. As we return to the office, we will be adhering to our new Flexible Work Location Policy that allows most employees to work remotely 40% of the time. This hybrid work environment is facilitated by enhanced collaboration tools and technology and hybrid management skills training.

Our new Flexible Work Location Policy maintains a high degree of employee engagement, allowing us to continue to timely and efficiently support our policyholders, distribution partners, and employees. To retain our best talent and foster a positive work-life balance, we invest in talent development, and focus on workplace flexibility. Our employee turnover rate in 2021 was approximately 13%. Employees with over 20 years of service represented approximately 17% of our workforce.

▪	Diversity, Equity, and Inclusion (“DE&I”): We recognize that when employees with diverse backgrounds, ideas, and experiences collaborate, it can foster innovation that improves operational performance, products and services, customer experience, market opportunities, and revenue. We continue to make substantial progress on our DE&I initiatives aimed at increasing representation and cultivating greater inclusion of people with different ethnicity, race, age, sexual orientation, gender identity and expression, and socio-economic background. Initiatives include:

o	Establishing and supporting several affinity and employee resource groups: Women at Work; Working Caregivers; Black Employee; Pride Alliance; and Women in IT. These groups provide employees identifying or allying with these communities with opportunities to increase cultural awareness, network, and enhance their professional development.

o	Increasing the focus on leadership development programs for under-represented groups through our RISE program and increasing the gender, ethnic, and racial diversity of our Next Generation of Leaders program, which was 79% in 2021 and 66% in 2020.

o	Implementing performance objectives and goals for all leaders tied to supporting and participating in DE&I initiatives and incorporating a specific DE&I objective into our 2022 annual cash incentive program strategic measures.

o	Enhancing hiring, retention, and promotion practices intended to increase the level of diversity at all levels within the organization.

o	Expanding our relationships with historically black colleges and universities (“HBCUs”), including a Selective on-campus recruiting day and sponsorship of an HBCU’s team for the 2021 and 2022 National African American Insurance Association Talent Development Competition.

o	Promoting and facilitating open conversations among managers and employees around racial inequality, unconscious bias, and diversity of opinions, all intended to advance diversity, innovation, and decision-making.

o	Adding new directors to our Board with diverse backgrounds, skills, experience, ethnicity, and race.

As of December 31, 2021, women represented 58% of our non-officer workforce and 32% of our officer workforce, compared to 57% and 31%, respectively, at December 31, 2020. Increasing the representation of women in first-level, middle, and senior management roles is a prioritized goal. Our ethnic diversity for officers and non-officers is consistent with the national average for financial services, but our objective is to increase this representation over time. Currently, approximately 80% of our workforce self-identifies as white and 20% of our workforce self-identifies as Black, Latin, Asian, and all other ethnicities, compared to 82% and 18%, respectively, at December 31, 2020. In addition, five of our current directors, or 29% of our Board, self-identify as diverse.

RISK MANAGEMENT

Enterprise Risk Management

High-quality, effective Enterprise Risk Management (“ERM”) is best achieved as a shared organizational cultural value that is the responsibility of every employee. We have developed processes and tools that we believe support a risk management culture and create a robust organizational ERM framework. We have also designed our compensation policies and practices and our governance framework and Board leadership structure to support our overall risk appetite and strategy. Our ERM processes and practices help us identify potential events that may affect us and quantify, evaluate, and manage our significant risks.

We use ERM as part of our governance and control process to take an entity-wide view of our major risks and their potential impact. We designed our ERM framework to identify, measure, report, and monitor our major risks and develop appropriate responses to support the successful execution of our business strategies.

Our Board oversees our ERM process, and the various Board committees oversee risks specific to their areas of supervision and report their activities and findings to the Board. Management has formed an Executive Risk Committee that is responsible for the holistic monitoring and management of our risk profile. The Executive Risk Committee consists of the CEO, his direct reports, and key operational and financial leaders, including the Chief Risk Officer. The Executive Risk Committee relies on several management committees to analyze and manage specific major risks, including the Emerging Risk Committee and the Underwriting Committee. The Chief Risk Officer reports to the Board or the appropriate Board committee on the Executive Risk Committee’s activities, analyses, and findings, providing quarterly updates on specific risk metrics.

Our risk governance structure facilitates effective risk conversations across all levels and disciplines of the organization and promotes strong risk management practices. All our strategies and controls, however, have inherent limitations. We cannot be certain that an event or series of unanticipated events will (i) not occur and generate losses greater than we expect and (ii) have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings. An investor should carefully consider the risks and all other information included in Item 1A. “Risk Factors.”, Item 7A. “Quantitative and Qualitative Disclosures About Market Risk.”, and Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as any risks identified in our subsequent filings with the SEC.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. Accordingly, no material adjustments were made to our compensation policies and practices as a result of our risk profile.

To make this determination, we assessed the risks of our compensation policies and programs. In assessing these risks, we considered that we operate in an industry based almost entirely on managing risk, and our risk management function is robust. We also analyzed the issues detailed in the proxy disclosure rules and gave close consideration to the following points:

▪	The compensation policies and practices for employees of our reportable segments are similar. Our insurance operations, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition, extensive losses from catastrophic events, and emerging risks. Our investment segment, which invests premiums collected by the insurance operations and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets;

▪	Our compensation policies are consistent with our overall risk structure and we award a significant portion of our senior officers’ compensation on the accomplishment of financial performance goals that are measured over a three-year period; and

▪	In addition to designing our compensation policies and practices to motivate our employees to take appropriate levels of risk, we have developed a set of controls and governance processes to manage our risk profile. These include escalation processes based on various levels of individual authorities, a comprehensive set of management and Board committees that focus on analysis, management, and reporting of specific major risks, and robust internal audit processes. These controls and governance processes, along with our risk management process, are designed to help us understand and react to changes in our risk profile and effectively manage our risk profile consistent with our risk appetite.

We also considered our overall compensation program, including:

▪	The features of our compensation program and whether they align with our compensation philosophy;

▪	The compensation program’s multiple financial and strategic measures that balance profitability and growth. We base our financial goals on the U.S. generally accepted accounting principles (“GAAP”) combined ratio[3], which is an accepted insurance industry standard of profitability, return on equity, statutory net premiums written (“NPW”) growth, and statutory operating return on policyholder surplus. We base our strategic goals on measures intended to generate profitable growth, such as pricing, retention, customer experience, and operational efficiency;

▪	The maximum potential payments under our compensation plans;

▪	The mix of fixed versus variable compensation;

▪	The balance between cash and equity compensation;

▪	The ratio of compensation based on long-term versus short-term performance metrics; and

▪	The timing of equity award grants and vesting.

3 The combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A combined ratio under 100% indicates that an insurance company is generating an underwriting profit and a combined ratio over 100% indicates that an insurance company is generating an underwriting loss.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and reportable segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context, including:

▪	The stock ownership and retention requirements for management outlined in the section entitled, “Stock Ownership and Retention Requirements” of this Proxy Statement;

▪	The independent oversight of compensation programs by the SEBC, including oversight of goals and performance measures; and

▪	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry about reports from its committees, including the SEBC, and management’s Executive Risk Committee.

We will continue to assess the risks of our compensation policies and programs going forward.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send communications to the Board of Directors, a committee of the Board, or individual directors in writing to c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@Selective.com. Each communication received will be reviewed by the Corporate Secretary for the sole purpose of determining whether it is appropriate. The Board has determined that the following types of communication are not related to the duties and responsibilities of the Board and are therefore not appropriate: spam and similar junk mail and mass mailings, unsolicited advertisements or invitations to conferences or promotional material, product complaints, resumes or other job inquiries, and surveys.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that guides business ethics principles for all Selective personnel, including executive officers. The Code of Conduct is located on Selective’s website at the following link: https://www.selective.com/investors/corporate-governance. Any material amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than ten percent of our shares of our common stock to file reports of their beneficial ownership and changes in ownership (Forms 3, 4, and 5, and any amendment thereto) with the SEC. Executive officers, directors, and greater-than-ten-percent holders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the Forms 3, 4, and 5, as applicable, filed on EDGAR and the representations of the reporting persons, for the fiscal year ended December 31, 2021, we have determined that our executive officers, directors, and greater-than-ten-percent beneficial owners filed their beneficial ownership and change in ownership reports with the SEC in a timely manner, other than one Form 4 for Mr. Murphy, which was inadvertently filed late due to administrative error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis provides our stockholders information about our 2021 compensation program for the following named executive officers (“NEOs”):

▪	John J. Marchioni, President and CEO;

▪	Mark A. Wilcox, Executive Vice President and Chief Financial Officer;

▪	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer;

▪	Brenda M. Hall, Executive Vice President, Commercial Lines Chief Operating Officer; and

▪	Vincent M. Senia, Executive Vice President, Chief Actuary.

Ms. Hall and Mr. Senia were designated executive officers by the Board of Directors effective October 27, 2021.

Consideration of 2021 Say-on-Pay Advisory Vote Results

Since our initial say-on-pay proposal in 2011, our stockholders have overwhelmingly supported our compensation decisions. Our NEOs’ compensation was approved at the 2021 Annual Meeting of Stockholders by over 99% of votes cast. In determining our NEOs’ 2021 compensation, the SEBC considered these results. Consequently, we did not materially change our 2021 compensation decisions and policies, which the “2021 Elements of Compensation and Allocation Between Current and Long-Term Compensation” section more fully describes. We have continued to emphasize a well-calibrated and balanced combination of short-term and long-term incentive compensation, which we believe rewards our executives for delivering stockholder value. We value our stockholders’ feedback and will continue to review and take into consideration the results of our say-on-pay proposals.

2021 Corporate Performance Highlights

In 2021, we continued making significant progress executing our Strategic Business Plan Framework, which focuses on our five strategic imperatives. Designed to enhance our competitive position and maintain our consistent outperformance relative to our peers and the broader insurance marketplace, the imperatives are:

▪	Create a Highly Engaged Team;

▪	Align Resources for Profitable Growth;

▪	Deliver a Superior Omni-Channel Customer Experience;

▪	Leverage Data and Treat Information as a Valued Corporate Asset; and

▪	Optimize Operational Effectiveness and Efficiency.

While executing the imperatives, we also faced some unusual external factors during 2021, including the ongoing challenges related to the COVID-19 pandemic and continued remote work, higher inflation, severe natural catastrophes, and an increasingly competitive labor market.

For 2021, we generated a GAAP return on common equity (“ROE”) of 14.8%, well above Conning, Inc.’s expected 2021 U.S. property and casualty insurance industry GAAP ROE4 of 4.6%. We also generated a non-GAAP operating ROE5 of 14.3%, above our 11% target. In 2021, we delivered our eighth consecutive year of double-digit non-GAAP operating ROE. Our 2021 combined ratio of 92.8% was an excellent result, almost ten points below Conning, Inc.’s expected 2021 U.S. property and casualty insurance industry statutory combined ratio of 102.7%.6

GAAP COMBINED RATIO

Our after-tax net investment income was $263.0 million, a 42% increase over 2020 and contributed 9.9 points of ROE, driven by strong alternative investment returns. As of year-end 2021, 91% of our portfolio was invested in fixed income securities and short-term investments with an average credit rating of “A+” and an effective duration of 3.9 years, offering a high degree of liquidity. Risk assets, including our high yield allocation within fixed income, public equities, and limited partnership investments in private equity, private credit, and real asset strategies, represented 11.0% of our investment portfolio at year-end 2021. This increase from the 10.4% allocation at year-end 2020 was related to strong alternative and equity portfolio returns.

4 Source: ©2022 Conning, Inc. Used with permission.

5 Non-GAAP operating ROE is a non-GAAP financial measure and is calculated as follows:

Non-GAAP Operating ROE:
Non-GAAP Operating Income from the Performance Period
÷
(Common Stockholders’ Equity at Beginning of Performance Period
+ Common Stockholders’ Equity at End of Performance Period) ÷ 2

Non-GAAP operating income differs from net income available to common stockholders by the exclusion of after-tax net realized and unrealized gains and losses on investments and after-tax debt retirement costs. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, net realized and unrealized investment gains and losses on investments that are charged to earnings and the debt retirement costs could distort the analysis of trends. Non-GAAP operating ROE is not intended as a substitute for ROE that is based on net income available to common stockholders prepared in accordance with GAAP. Please refer to Selective’s Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation of Non-GAAP operating ROE to its most directly comparable financial measure calculated and presented in accordance with GAAP.

6 Source: ©2022 Conning, Inc. Used with permission.

In addition to our strong non-GAAP operating ROE of 14.3%, other key accomplishments for 2021 included the following:

▪	Our annualized total shareholder return (“TSR”), calculated by comparing the change in value of Selective's common stock price and reinvested dividends, was 24.0% for 2021. The table below shows our TSR compared to Standard & Poor’s P&C Index annualized TSR and Standard & Poor’s 500 Index annualized TSR for the last one-, three-, five-, and ten-year periods:

Time Period	Selective Annualized TSR	Standard & Poor’s P&C Index Annualized TSR	Standard & Poor’s 500 Index Annualized TSR
One-Year Period	24.0%	15.6%	28.7%
Three-Year Period	11.9%	14.0%	26.1%
Five-Year Period	15.3%	10.7%	18.5%
Ten-Year Period	18.6%	13.9%	16.6%

▪	Compared to 2020, overall NPW increased by 15%, driven by 16% growth in commercial lines and 23% growth in excess and surplus lines. Overall new business increased 12%, with commercial lines up 12% and excess and surplus lines up 21%. Of this overall NPW growth, four points stemmed from the two 2020 COVID-19-related NPW reductions ($75 million premium accrual for return audit and mid-term endorsements and $19.7 million of personal and commercial auto customer credits).

▪	We achieved 4.9% in overall renewal pure price increases, including a 5.3% increase in standard commercial lines and 6.5% in excess and surplus lines.

▪	Using our sophisticated pricing and underwriting tools, we achieved a standard commercial lines retention rate of 85%.

▪	We continued to advance a best-in-class customer experience and improve operational efficiency with a robust omni-channel delivery focus. We (i) refreshed our customer experience Roadmap, (ii) launched a Roadside Concierge service, (iii) continued development of home and small business security, flood and water leak detection and prevention, (iv) expanded our Pro-Active Communication Platform activity three-fold, providing customers with personalized and specific information on vehicle and food recalls, weather events and billing reminders, (v) achieved customer self-service and policy acceptance digital adoption goals, and (vi) increased MySelective.com functionality and customer use for certificates of insurance, digital auto insurance identification cards, and payment information.

On November 10, 2021, AM Best Company (i) upgraded our financial strength rating to “A+” (Superior) from “A” (Excellent), the second-highest of their 13 financial strength ratings, and (ii) revised our outlook to “Stable” from “Positive.” In taking this action, AM Best Company cited our strong balance sheet strength, operating performance, favorable business profile, and appropriate enterprise risk management. On October 15, 2021, S&P Global Rating reaffirmed our “A” rating with a “stable” outlook. In taking this action, S&P Global Rating cited our strong financial and business risk profiles, driven by strong capital adequacy and operating performance.

On May 6, 2021, Moody’s Investors Service reaffirmed our “A2” rating with a “stable” outlook. Moody’s Investors Service cited our strong underwriting profitability, financial leverage, and coverage metrics, conservative investment portfolio, and strong regional franchise presence and established independent agency support. On April 2, 2021, Fitch Ratings reaffirmed our “A+” rating with a “stable” outlook. In taking this rating action, Fitch Ratings cited our strong capitalization, financial performance, stable underwriting results, and return metrics that have remained favorable compared to peers.

CEO Pay for Performance

The following tables present (i) CEO compensation over the past five years (“CEO Total Compensation”), (ii) the dollar and percentage change from the prior year, and (iii) Selective’s cumulative TSR for the corresponding one-, three-, and five-year periods. As Mr. Marchioni was appointed CEO effective February 1, 2020, the table reflects Mr. Murphy’s compensation for 2016 through 2019 and Mr. Marchioni’s compensation for 2020 and 2021. The tables demonstrate the correlation between changes in Selective's cumulative TSR and our CEO compensation, which reflects and is consistent with our philosophy of aligning compensation with the interests of stockholders and long-term performance.

*       The value of “Indexed Total Shareholder Return (TSR)” shown is based on the then-current value of an assumed $100 investment in Selective common stock on December 31, 2016, reflecting stock price changes and assuming all dividends paid are reinvested in Selective common stock.

	2017	2018	2019	2020	2021
CEO Total Compensation(1) (Base Salary + Annual Cash Incentive Plan Payments + Total Long-Term Compensation)	$4,900,008	$5,100,019	$6,792,401	$4,800,608	$5,349,100
$ Change from Prior Year	+$9,977	+$200,011	+$1,692,382(2)	-$1,991,793(3)	+$548,492
% Change from Prior Year	+0.2%	+4.1%	+33.2%	-29.3%	+11.4%
One-Year TSR	+38.2%	+5.1%	+8.2%	+4.5%	+24.0%
Cumulative Three-Year TSR	+126.8%	+89.3%	+57.2%	+18.9%	+40.2%
Cumulative Five-Year TSR	+234.1%	+144.8%	+158.1%	+114.1%	+103.6%

(1)       For 2017, also includes discretionary bonus.

(2)       Increase due in part to Mr. Murphy’s transition to Executive Chairman.

(3)       Decrease due in part to transition of CEO role to Mr. Marchioni.

Role and Function of the Salary and Employee Benefits Committee, the Compensation Consultant, and Management

The SEBC oversees executive compensation and retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive and director compensation matters. The Compensation Consultant (i) reviews our NEO compensation structure and amounts, (ii) prepares comprehensive competitive compensation analyses for our NEOs, (iii) provides counsel to the SEBC about award metrics, compensation components, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs, and (iv) attends SEBC meetings, upon invitation of the committee.

The Compensation Consultant has advised the SEBC since 2007. The Compensation Consultant does not provide any additional services to Selective other than advising the SEBC on executive and director compensation matters. The SEBC has determined that the Compensation Consultant does not have a conflict of interest with Selective based on applicable SEC and Nasdaq rules.

The SEBC has full autonomy to make compensation decisions about the NEOs, incorporating information and advice the Compensation Consultant provided. In 2021, Mr. Marchioni made compensation recommendations to the SEBC for the other NEOs, based on his assessment of their annual performance, contributions to Selective, and potential for advancement. Mr. Marchioni did not participate in the deliberations on his own compensation.

In making its compensation decisions, the SEBC also considers (i) pre-established guidelines regarding award amounts, (ii) pay levels at companies with which we compete for business and executive talent (discussed below), (iii) Selective's performance, (iv) executive retention issues, (v) internal compensation parity, and (vi) advancement in abilities, experience, and responsibilities. As part of their usual duties and responsibilities, the Executive Vice President, Chief Human Resources Officer, and certain other human resources officers provide the SEBC with information about the overall design of the executive compensation program and its components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent to drive Selective's success by creating stockholder value through profitable growth and effective risk management.

Our compensation program is designed to (i) promote and align both the short- and long-term interests of our NEOs with those of our stockholders, (ii) reward the achievement of our business objectives through the execution of our Strategic Business Plan Framework and its five strategic imperatives, (iii) recognize each NEO’s achievements, motivating execution of duties and responsibilities in a manner not reasonably likely to have a material adverse effect on our operations or results, and (iv) promote ESG and DE&I in the execution of our insurance and investment operations with related executive performance objectives and goals. We aim to provide our highly talented and qualified NEOs with competitive compensation, both in total value and mix of short- and long-term cash and stock-based components, compared to the total compensation paid by other property and casualty insurance companies, and other companies with which we compete for executive talent.

When evaluating compensation for our CEO and other NEOs, the SEBC considers: (i) our overall results compared to budget and projected industry results; (ii) performance relative to our ROE target; (iii) Selective’s underwriting profitability as measured by our combined ratios; (iii) our ability to profitably grow NPW; (iv) our investment income performance compared to both budget and benchmark targets; (v) progress on ESG and DE&I initiatives; and (vi) retention of top talent.

Consistent with our pay-for-performance philosophy, we link our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions. We align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program generally consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality NEOs; and (ii) align the NEOs’ compensation with our stockholders’ interests:

▪	Base salary;

▪	Annual cash incentive program (“ACIP”) payments; and

▪	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Selective primarily uses the following compensation structures and practices:

WHAT WE DO	WHAT WE DO NOT DO
We use fixed and variable compensation components.	We do not include excise tax gross-up provisions in employment agreements.
We align pay with performance, with compensation weighted toward performance-based equity and performance-based cash bonus awards to NEOs.	We do not re-price stock options.
We have stock ownership and retention requirements for our senior executives.	We do not grant stock options at less than fair market value.
We have double triggers for cash and equity award payments upon a change in control under employment agreements.	We do not pay dividends on unvested stock-based awards.
We have a clawback of certain incentive-based compensation policy (see section entitled, “Recoupment of Awards” of this Proxy Statement for more information).	We do not include incentive compensation in pension calculations.
We offer very limited perquisites to executive officers.	We do not permit hedging of Selective stock by directors, officers, or employees (see section entitled, “Policy on Hedging” of this Proxy Statement for more information).
The SEBC engages an independent compensation consultant.	We do not guarantee annual salary increases.

Benchmarking

When making compensation decisions, the SEBC believes it is important to be informed of compensation practices at an array of publicly traded companies and property and casualty insurance holding companies from multiple sources. The SEBC believes that:

▪	Benchmarking provides the SEBC with relevant context to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

▪	Measuring our compensation against practices from two benchmark sources (see below for more details) helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture; and

▪	Considering multiple market references alleviates potential volatility inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a more comprehensive set of market-competitive pay boundaries.

The SEBC reviewed with the Compensation Consultant the following benchmarking information in late 2020 for purposes of establishing 2021 compensation:

▪	Analyses of both the individual compensation elements and total compensation that we pay our NEOs compared to a peer group that consisted of companies with which we compete in the sale of products and services and for talent (“Proxy Peer Group”); and

▪	Data provided by a third-party vendor (Property and Casualty Insurance Compensation Survey) for our NEOs against a group consisting of 55 property and casualty insurance organizations, including Selective.

As part of the 2021 compensation process, in late 2020, the Compensation Consultant furnished the SEBC with the most recent NEO compensation information available from the following:

Proxy Peer Group*		Third-Party Vendor Survey
Arch Capital Group, Ltd.	RLI Corporation	Property and Casualty Insurance Compensation Survey
Argo Group International Holdings, Ltd.	State Auto Financial Corporation
Cincinnati Financial Corporation	The Hanover Insurance Group, Inc.
CNA Financial Corporation	The Hartford Financial Services Group, Inc.
Erie Indemnity Company	United Fire Group, Inc.
Everest Re Group, Ltd.	W. R. Berkley Corporation
Kemper Corporation

*       For 2021, EMC Insurance Group Inc. was removed from the Proxy Peer Group due to its acquisition, and the SEBC added Everest Re Group, Ltd. and RLI Corporation to the Proxy Peer Group.

Information for the Proxy Peer Group companies was obtained from proxy statements and other SEC filings. This information includes data on compensation components and comparative analyses of the overall financial performance of the Proxy Peer Group. The Proxy Peer Group is comprised of organizations that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from organizations of various sizes. Because we strive to engage the best talent and recruit from organizations of various sizes, both smaller and larger than Selective, we look at data from across the property and casualty insurance industry.

In late 2021 and early 2022, to evaluate the impact of pay decisions in establishing 2021 compensation opportunities and the resulting 2021 ACIP payouts, the SEBC reviewed information reported in the Property and Casualty Insurance Compensation Survey, reflecting data from 55 organizations (including Selective) with annual median direct written premiums of $3.6 billion and annual median revenues of $3.6 billion. Based on that assessment, aggregate base salaries, ACIP payments, and LTIP awards for NEOs, as reported for 2021 in the Summary Compensation Table, were 4.1% above the combined benchmark median and 40.2% below the combined benchmark 75th percentile. The SEBC deemed these compensation levels appropriate due to (i) excellent company performance and (ii) individual performance of our NEOs.

The components comprising total NEO compensation differed from market to varying degrees. Specifically, base salary was below the combined benchmark median by 3.9% and below the 75th percentile by 18.1%. Driven by the strong 2021 performance relative to annual financial, operational, and strategic objectives detailed below and financial and operational performance versus peers, ACIP awards were 32.7% above the combined benchmark median but 9.5% below the combined benchmark 75th percentile. The combined relative positioning of base salary and ACIP awards resulted in annual total cash compensation above the combined benchmark median by 20.5% and below the combined benchmark 75th percentile by 8.8%. The grant date fair value of our 2021 LTIP awards was 27.6% below the combined benchmark median and 57.2% below the combined benchmark 75th percentile. Considering each individual NEO’s accomplishments and contributions, the degree to which we achieved our 2021 goals and outperformed relative to the expected industry performance, the SEBC felt that each NEO’s compensation was appropriate.

2021 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

The table below shows the percentage of compensation for 2021 for the CEO and the other NEOs that is fixed compensation (base salary) versus variable compensation (ACIP and LTIP), and short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP).

As the table below indicates, the 2021 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate our NEOs to achieve short- and long-term corporate objectives consistent with our stockholders’ economic interests. We strive to balance pay incentive elements and performance time horizons.

	Fixed Compensation	Variable Compensation
NEOs	2021 Base Salary	2021 Short-Term (ACIP)	2021 Long-Term (LTIP)	2021 Total Variable (ACIP + LTIP)
John J. Marchioni	17%	43%	40%	83%
Mark A. Wilcox	23%	43%	34%	77%
Michael H. Lanza	35%	35%	30%	65%
Brenda M. Hall	29%	40%	31%	71%
Vincent M. Senia	31%	41%	28%	69%

The chart below reflects the allocation of 2021 compensation to LTIP, ACIP, and base salary for the CEO and for all other NEOs on average:

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while considering each NEO’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers competitive market data for positions with comparable job content and overall market demand for each position. The SEBC generally believes that base salaries should align with market trends for NEOs with similar responsibilities at comparable companies. When establishing the base salaries of our NEOs, the SEBC also considers:

▪	The functional role of the executive’s position;

▪	The executive’s level of responsibility;

▪	The executive’s growth in the position, including skills and competencies;

▪	The executive’s contribution and performance; and

▪	Selective’s ability to replace the executive.

Based on these considerations and their individual accomplishments and contributions as described below in the section entitled, “2021 Compensation Actions for the CEO and other NEOs,” the SEBC increased the base salary rates of the following NEOs in early 2021 during our regular salary review process: Mr. Wilcox, 1.6%; Mr. Lanza, 1.8%; Ms. Hall 3.5%; and Mr. Senia, 1.9%. Mr. Marchioni’s allocation of compensation elements was adjusted, resulting in no base salary increase for 2021 and further weight on performance-based compensation.

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established short-term strategic and financial organizational performance goals. For 2021, all NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”).

2021 Corporate ACIP Measures

Our Corporate ACIP Measures (defined below) are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. The SEBC considers the level of achievement of the Corporate ACIP Measures when determining the ACIP payments to our NEOs. The SEBC has authority to adjust payouts as it deems appropriate in its discretion.

The ACIP plan has two components, financial and strategic (the “Corporate ACIP Measures”). The financial component is tied to the performance year GAAP combined ratio achieved. The 50% target was set to a combined ratio that we estimated would generate our target ROE of 11%. For 2021, that target combined ratio was 93.0%. The financial component pays 0% at combined ratios at or above 100% and is capped at an 86.8% payout for combined ratios at or below 88%. The strategic component opportunity ranges between 0% and 50% based on the achievement of 13 specific measures tied to our strategic business framework. The table below shows total potential Corporate ACIP payouts for employees at various combined ratio percentages, assuming all 13 measures were fully met:

GAAP Combined Ratio (%)	Corporate ACIP Measures(1)
	Financial Measure (%)	Strategic Measures (%)	Total Opportunity (%)(2)
100.0	0.0	50.0	50.0
99.0	7.4	50.0	57.4
98.0	14.7	50.0	64.7
97.0	22.1	50.0	72.1
96.0	29.4	50.0	79.4
95.0	36.8	50.0	86.8
94.0	44.1	50.0	94.1
93.0	50.0	50.0	100.0
92.0	57.4	50.0	107.4
91.0	64.7	50.0	114.7
90.0	72.1	50.0	122.1
89.0	79.4	50.0	129.4
88.0	86.8	50.0	136.8

(1)	Straight line interpolation applies to performance between designated goals.

(2)	Reflects total opportunity based on degree of achievement of performance objectives; does not reflect additional 2% potential for exceeding the commercial lines new business growth goal and 3% potential for exceeding the pure rate profitability improvement goal.

2021 Corporate ACIP Measure Results

The 2021 Corporate ACIP Measure results were based on our achievement of the financial metric of overall GAAP combined ratio and the strategic measures, as described in greater detail below.

Financial Performance Results

For 2021, our overall GAAP combined ratio was 92.8%. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 51.5%.

Strategic Measures Performance Results

The table below reflects that we fully achieved 10 of the 13 total 2021 ACIP strategic measures, partially achieved two, and did not achieve one. Consequently, the strategic measures performance component of the Corporate ACIP Measures funded at 47.1%.

Strategic Imperative	Measure	Point Value	Results
Align Resources for Profitable Growth & Leverage Data and Treat Information as a Valued Corporate Asset	GROWTH
	Achieve designated target for direct new standard Commercial Lines premiums (excluding Bonds).	4 pts (plus 2 pts premium*)	Achieved 6 pts
	Achieve Personal Lines milestones for implementation of designated new and enhanced coverages, launch of a designated value added service, and achieve designated new business direct premium growth target.	4 pts	Achieved 3 pts
	Achieve designated net renewal direct premium written budget for Commercial lines (excluding Bonds).	4 pts	Achieved 4 pts
	Achieve designated key milestones of Small Business strategy to improve ease of doing business.	4 pts	Achieved 4 pts
	Achieve designated strategic milestones for geographic expansion for Vermont, Alabama, and Idaho.	2 pts	Achieved 2 pts
PROFITABILITY IMPROVEMENT
	Achieve designated Commercial Lines (excluding Bonds) pure rate target on standard renewal business.	7 pts (plus 3 pts*)	Achieved 6.1 pts
	Effectively manage pricing discipline by achieving designated risk-based pricing differentiation across designated segments of the portfolio.	3 pts	Achieved 0 pts
	Achieve designated new business pricing target for Commercial Lines.	4 pts	Achieved 4 pts
Optimize Operational Effectiveness and Efficiency	EXPENSE MANAGEMENT
	Achieve designated labor and non-labor expense targets for specified business units.	4 pts	Achieved 4 pts
	Achieve designated company-wide expense target.	4 pts	Achieved 4 pts
OPERATIONAL EFFICIENCY
	Implement designated claims inspection, appraisal, and payment efficiencies.	4 pts.	Achieved 4 pts
Create a Highly Engaged Team	Establish baseline and reporting of diversity, equity, and inclusion metrics and establish and commence enrollment of development program for underrepresented employee groups.	4 pts	Achieved 4 pts
Deliver a Superior Omni- Channel Experience & Leverage Data and Treat Information as a Valued Corporate Asset	CUSTOMER EXPERIENCE
	Achieve designated key milestones to advance agency and customer experience strategy through enhanced customer engagement and data collection.	2 pts	Achieved 2 pts

*       Reflects additional two-point potential for exceeding the Commercial Lines new business growth goal and three-point potential for exceeding the pure rate profitability improvement goal.

2021 Corporate ACIP Measure Results

For 2021, our combined Corporate ACIP Measures resulted in a total funding opportunity for the NEOs of 98.6% (51.5 points from financial measure and 47.1 points from strategic measures).

2021 ACIP Payment Opportunities Awards for NEOs

The 2021 ACIP payment opportunities for the NEOs were based on competitive market levels and set as a percentage of each NEO’s annual base salary rate. The following table lists each NEO’s 2021 minimum and maximum ACIP opportunities as a percentage of base salary rate, the SEBC’s actual 2021 award as a percentage of base salary rate, the SEBC’s actual 2021 award amount, and the percentage change in ACIP amount awarded from 2020 to 2021:

NEO	Minimum 2021 ACIP Opportunity (as % of Base Salary Rate)	Maximum 2021 ACIP Opportunity(1) (as % of Base Salary Rate)	Actual 2021 ACIP Payment (as % of Base Salary)	Actual 2021 ACIP Payment	Change in ACIP Payment from 2020 to 2021
John J. Marchioni	0%	350%	249%	$2,300,000	5%
Mark A. Wilcox	0%	250%	185%	$1,200,000	9%
Michael H. Lanza	0%	150%	102%	$580,000	5%
Brenda M. Hall	0%	150%	139%	$610,000	22%
Vincent M. Senia	0%	150%	134%	$565,000	19%

(1)       The NEOs’ ACIP opportunity ranges (as percentage of base salary rate) were established by the SEBC in January 2021, and were all the same as for 2020. This equates to maximum potential payment amounts of $3,237,500 for Mr. Marchioni; $1,625,005 for Mr. Wilcox; $855,000 for Mr. Lanza; $660,000 for Ms. Hall; and $634,500 for Mr. Senia.

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our NEOs and encourage their long-term retention. By aligning financial rewards with our stockholders’ economic interests, our NEOs are motivated to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash elements under our LTIP to deliver long-term compensation, consistent with the market practices of the companies included in our Proxy Peer Group.

LTIP awards are typically granted in overlapping three-year cycles and are allocated between performance-based restricted stock units and performance-based cash incentive units. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, our goal is to encourage our NEOs to continue their tenure with us and align their economic interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/19 – 12/31/21	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2018), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus(1) relative to peer index.
01/01/20 – 12/31/22	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2019), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.
01/01/21 – 12/31/23	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2020), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.

(1)       Statutory operating return on policyholder surplus is a profitability measurement calculated by dividing statutory operating income by the average policyholder surplus during the period.

In determining the amount of LTIP awards granted to the NEOs in 2021, the SEBC considered several factors, including: (i) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year; (ii) each NEO’s total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iii) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units

Approximately seventy-five percent (75%) of the total grant date fair value of each NEO’s LTIP award made in 2021 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Omnibus Stock Plan”), based on, and subject to, the following conditions:

▪	Three-year vesting period; and

▪	Achievement at the end of any calendar year during the three-year period beginning on January 1, 2021 and ending on December 31, 2023, of either (i) a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2020), or (ii) a cumulative 5% growth in policy count or statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and same dividend rate paid to all Selective stockholders. Payments of DEUs, which are payable in shares of Selective common stock, remain subject to the same vesting conditions and performance measures as the underlying restricted stock units. DEUs are not paid unless and until the related restricted stock units vest. This use of performance-based restricted stock units aligns this component of our NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining approximate twenty-five percent (25%) of the grant date fair value of each NEO’s LTIP award granted in 2021 consisted of performance-based cash incentive units granted under the Cash Incentive Plan, based on, and subject to, the following terms:

▪	Three-year performance period;

▪	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award beginning on January 1, 2021 and ending on December 31, 2023; and

▪	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Matrix of Potential Performance-Based Cash Incentive Unit Payouts (as a % of Initial Award Value)
Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	108%	117%	125%	133%	142%	150%
	70%	86%	100%	108%	117%	125%	133%	142%
	60%	72%	86%	100%	108%	117%	125%	133%
	50%	58%	72%	86%	100%	108%	117%	125%
	40%	44%	58%	72%	86%	100%	108%	117%
	30%	30%	44%	58%	72%	86%	100%	108%
	<=20%	0%	30%	44%	58%	72%	86%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus Relative to Peer Index

In establishing the 2021 peer group to compare performance and determine the ultimate number of performance-based cash incentive units earned (the “Cash Incentive Unit Peer Group”), the SEBC strived to include companies that have similar premium volume, similar product mixes, operate in the same geographic regions, and use independent agents to distribute their products. The SEBC made no changes to the Cash Incentive Unit Peer Group for 2021 from 2020. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent. The Cash Incentive Unit Peer Group consists of the following companies:

Auto-Owners Insurance Group	Liberty Mutual Group Inc.
Cincinnati Financial Corporation	State Auto Financial Corporation
CNA Financial Corporation	United Fire Group, Inc.
Donegal Insurance Group	Utica National Insurance Group
Erie Indemnity Company	Westfield Group
The Hanover Insurance Group, Inc.

Timing of LTIP Awards

LTIP awards are generally granted each year after Selective releases year-end earnings results.

2018 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2018 LTIP award grants and the corresponding payout in 2021:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2018 Grant Results
Restricted Stock Units	Achieved 5% cumulative growth of NPW	100%(1)
Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2017), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year-end during the performance period.
Cash Incentive Units(2)	Achieved a TSR of 118.86%, a statutory operating return on policyholder surplus of 41%, and NPW growth of 17%(3)	133% of units at $118.86
Cumulative TSR over the three-year performance period, and, cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index for the period of January 1, 2018 to December 31, 2020.

(1)       The 5% cumulative growth in statutory NPW was achieved for the performance period, resulting in a 100% payout of the restricted stock units.

(2)       Cash incentive unit awards are denominated in units and granted at a target amount, with an initial value of $100. The number and final value of the cash incentive units ultimately earned by the NEOs are variable, depending on the level of achievement of the underlying performance metrics. For 2018 awards, the final dollar value of the cash incentive units ($) appreciation or depreciation was based on TSR, which was determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of 2018 cash incentive units ultimately earned (%) was based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year operating return on policyholder surplus relative to this peer group index.

(3)       Selective’s cumulative three-year statutory operating return on policyholder surplus of 41% positioned us in the 95th percentile of the peer group. The cumulative three-year statutory NPW growth of 17% positioned us in the 60th percentile of the peer group, resulting in 133% of target cash incentive units earned. Please refer to the Matrix of Potential Performance-Based Cash Incentive Unit Payouts above.

2021 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2021 base salary, ACIP, and LTIP compensation decisions for Mr. Marchioni and the other NEOs, the SEBC considered each NEO’s overall and individual accomplishments and contributions. The required achievement of pre-determined financial and strategic goals limits our compensation program’s ACIP and LTIP components. We structure our reward programs to retain and motivate our best-performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, and in light of the continued challenges and complexities in connection with the COVID-19 pandemic, the SEBC made the following compensation decisions for 2021:

Mr. Marchioni’s:

▪	Base salary rate remained the same as 2020;

▪	ACIP payment for 2021 was 4.5% higher than his 2020 ACIP payment;

▪	LTIP award granted in 2021 was 28.8% higher than his award granted in the previous year; and

▪	Total compensation, including salary paid, ACIP payment, and LTIP award was 11.4% higher for 2021 than 2020.

The increase in Mr. Marchioni’s LTIP from 2020 to 2021, and associated impact on his total compensation, reflects the SEBC’s planned shift of Mr. Marchioni’s pay toward relevant peer benchmarks, following his appointment to the CEO role in February 2020.

As CEO, Mr. Marchioni was responsible for the achievement of all financial, strategic, and investment goals. Accordingly, in making its 2021 compensation decisions for Mr. Marchioni, the SEBC considered our overall corporate performance, as previously detailed in this Compensation Discussion and Analysis under the section entitled “2021 Corporate Performance Highlights,” and a comprehensive written performance appraisal of the CEO completed by all members of Selective’s Board of Directors (other than Mr. Marchioni).

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above in the 2021 Corporate Performance Highlights, the SEBC determined that Mr. Marchioni’s 2021 ACIP payment would be 249% of base salary. This compares to his initial ACIP opportunity range of 0-350% of base salary.

The SEBC determined that Mr. Marchioni’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy and reinforced our long-standing history of linking pay and performance.

Our other NEOs were also critical in executing Selective’s 2021 strategic goals and delivering key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions for the other NEOs:

▪	Base salary rates increased 1.6% for Mr. Wilcox, 1.8% for Mr. Lanza, 3.5% for Ms. Hall, and 1.9% for Mr. Senia;

▪	The ACIP payments for 2021, compared to the ACIP payments for 2020, increased 9.1% for Mr. Wilcox, 5.5% for Mr. Lanza, 22.0% for Ms. Hall, and 19.0% for Mr. Senia;

▪	LTIP awards granted in February 2021, compared to LTIP awards granted in February 2020, increased 24.4% for Mr. Wilcox, 0% for Mr. Lanza, 53.1% for Ms. Hall, and 0.8% for Mr. Senia; and

▪	Total compensation, including salary paid, ACIP payments, and LTIP awards, compared to 2020 increased 10.9% for Mr. Wilcox, 1.2% for Mr. Lanza, and 21.8% for Ms. Hall, and 6.8% for Mr. Senia.

Increases in LTIP, and consequently total compensation, were due, in part, to align competitively with external compensation benchmark sources. In making 2021 compensation decisions for Messrs. Wilcox, Lanza and Senia, and Ms. Hall, the SEBC considered the following for each NEO:

Mr. Wilcox – As Executive Vice President and Chief Financial Officer, Mr. Wilcox has (i) primary responsibility for all financial matters, including financial accounting, SEC and statutory financial reporting, internal audit, investor relations, ESG, tax, capital and capital management planning, treasury, billing, investments, enterprise risk management, reinsurance, financial planning, and contracts and procurement, and (ii) general management responsibility as an executive management team member. Mr. Wilcox’s major contributions in 2021 included:

▪	Achieving net investment income, after-tax, of $263.0 million, an increase of 42% over 2020, that contributed 9.9 points of ROE;

▪	Positioning the investment portfolio to mitigate interest rate and inflation risk through a modest increase to risk assets (including alternative investments) and further diversifying the fixed income securities portfolio into new sectors;

▪	Developing and executing on a holistic ESG strategy focused on driving internal initiatives, including incorporating ESG considerations into our investment manager due diligence process, investing in ESG-dedicated funds, and completing our second ESG report;

▪	Developing and executing on our reinsurance renewal strategy and related placements and developing and implementing facultative adequacy tool;

▪	Enhancing modeling for cyber risk and assisting underwriting in managing pandemic and cyber exposures;

▪	Strengthening our vendor management diversity efforts;

▪	Identifying and executing on tax-related areas of opportunity, including use of tax credits;

▪	Supporting implementation of expanded audit testing methodology, establishment of additional data analytics monitoring, and execution of the risk-based audit plan;

▪	Monitoring and managing the annual budget and forecasting processes;

▪	Implementing expense reduction initiatives to achieve targeted expense ratio;

▪	Expanding the pipeline of InsurTech investments;

▪	Developing and implementing a strategy to increase investor and analyst engagement to attract long-term stockholders; and

▪	Leading the expansion of the corporate headquarters solar facility that sells power to others.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Wilcox’s 2021 ACIP payment be set at 185% of his base salary. This compares to his initial ACIP payment opportunity range of 0-250% of base salary.

Mr. Wilcox’s ACIP payment for 2021 was 9.1% higher than his 2020 ACIP. We believe his 2021 ACIP award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

Mr. Lanza – As Executive Vice President, General Counsel and Chief Compliance Officer, Mr. Lanza has (i) primary responsibility for all legal, corporate governance, government affairs, state filings, regulatory, and compliance matters, and (ii) general management responsibility as an executive management team member. Mr. Lanza’s significant 2021 contributions were:

▪	Providing timely and appropriate legal advice and leadership for management’s Sustainability Committee, including ESG matters and metrics, revisions, and updates to internal and external ESG disclosures, certifications, and reporting. Advising the Board and management on corporate governance, regulatory compliance, data and information governance, and public disclosure matters;

▪	Extensive legal support on COVID-19-related matters, including employee health and safety issues, related Executive Management Team and Human Resources Department communications, and evaluating potential public disclosure issues;

▪	Providing legal advice and counsel on corporate transaction strategies and policy development, including documentation, due diligence, communication, and employee onboarding related to an excess and surplus lines renewal rights transaction;

▪	Providing executive leadership on overall quality, appropriateness, and timeliness of legal advice for claims coverage and litigation matters;

▪	Providing significant counsel on government affairs and public policy matters including, participation in trade associations and advocacy groups, litigation reform, COVID-19-related insurance operations matters, flood insurance, and cybersecurity and privacy issues;

▪	Providing extensive legal counsel on, and executive and departmental support for, various DE&I matters including, establishment and operation of the Black Employee Resource Group, the PRIDE (LGBTQ+) Employee Resource Group, and Working Caregivers Employee Resource Group;

▪	Providing legal counsel and executive leadership on regulatory compliance initiatives, including reorganization and realignment of responsibilities; and

▪	Providing continued legal support of real estate operations including the corporate headquarters solar facility that sells power to others.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Lanza’s 2021 ACIP payment be set at 102% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary.

Mr. Lanza’s 2021 ACIP payment was 5.5% higher than his 2020 ACIP payment. This award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

Ms. Hall – As Executive Vice President, Commercial Lines Chief Operating Officer, Ms. Hall has (i) primary responsibility for the overall results of our commercial lines segment, and (ii) general management responsibility as an executive management team member. Ms. Hall’s significant 2021 contributions were:

▪	Achieving a commercial lines net combined ratio of 91.9%;

▪	Achieving commercial lines NPW growth of 16% and new business growth of 12% compared to the prior year, average renewal pure price increases of 5.3%, and strong retention of 85%;

▪	Exceeding commercial lines new business pricing target;

▪	Successfully implementing a new small business strategy, designed to enhance ease of doing business;

▪	Driving key milestones to improve omni-channel customer and agency experience and improve retention;

▪	Leading geographic expansion efforts to prepare for the launch of Vermont, Idaho, and Alabama (subject to regulatory approvals);

▪	Providing leadership for robotic process automation efforts to build capacity and increase operational efficiency;

▪	Providing leadership and guidance in leveraging data to drive strategic imperatives throughout commercial lines operations;

▪	The strategic appointment of new distribution partners while increasing share of business with existing distribution partners; and

▪	Supporting the organization’s DE&I efforts, including serving as a member of the Women at Work Steering Committee, and engaging and mentoring diverse managers within the Insurance Operations.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Ms. Hall’s 2021 ACIP payment be set at 139% of base salary. This compares to her initial ACIP payment opportunity range of 0-150% of base salary.

Ms. Hall’s 2021 ACIP payment was 22.0% higher than her 2020 ACIP payment. This award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

Mr. Senia – As Executive Vice President and Chief Actuary, Mr. Senia has (i) primary responsibility for directing the company's actuarial operations, including pricing, reserving, and other actuarial analytics, and (ii) general management responsibility as an executive management team member. He also plays a key role in the company’s strategic and financial planning. Mr. Senia’s key 2021 contributions were:

▪	Supporting commercial lines growth and profitability objectives by developing and implementing pricing approaches, and designing and developing monitors to assess pricing levels and profitability for new business;

▪	Delivering analytics reports and implementing designated enhancements;

▪	Providing home office and regional underwriting support in operationalizing pricing and portfolio tools;

▪	Delivering product development analyses and rate and rule filings;

▪	Updating and analyzing expansion of predictive modeling and analytics;

▪	Refining quarterly excess and surplus lines profitability reviews through increased segmentation;

▪	Supporting personal lines production and profitability objectives by pricing new home and auto coverages, creating profitability metrics, tracking performance, and informing growth strategy;

▪	Identifying and implementing new pricing and reserving approaches and increasing automation and simplification of pricing and reserving processes; and

▪	Expanding executive leadership role by increasing participation in non-actuarial focused executive management activities.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Senia’s 2021 ACIP payment be set at 134% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary.

Mr. Senia’s 2021 ACIP payment was 19.0% higher than his 2020 ACIP payment. This award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

PERQUISITES

NEO perquisites in 2021 were limited to tax preparation services and executive physicals, which is consistent with prevailing industry practice. The following NEOs were reimbursed in 2021 for tax preparation services as follows: $2,900 for Mr. Marchioni, $5,000 for Mr. Wilcox, and $6,700 for Mr. Lanza. Messrs. Marchioni, Wilcox, and Lanza also used an executive physical examination service, the cost for which we paid $5,000, $5,000, and $11,000, respectively, in 2021.

EXECUTIVE STOCK OWNERSHIP AND RETENTION REQUIREMENTS

Selective believes that stock ownership by management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are based on prevailing corporate governance practices and detailed in the Corporate Governance Guidelines.

The following table shows the common stock ownership guidelines for certain officers. Each officer must meet (and subsequently maintain) the current stock ownership guidelines within the later of (i) five years from attainment of the respective officer status and (ii) three years from any change to these requirements (“Requirement Date”). Base salary increases during the five-year period will require the ultimate ownership requirements to increase when shares are valued on November 1 following such increase.

If, at the November 1 valuation date, an officer fails to meet their current stock ownership requirement as of their Requirement Date, the officer has until March 15 of the following year to cure the non-compliance. If an officer does not cure the non-compliance by March 15, the Salary and Employee Benefit Committee may determine to pay all or a portion of such officer’s next annual cash incentive plan award in shares of Selective common stock.

Position	Requirement
CEO or President	6 x base salary
CFO	4 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

▪	Shares of Selective common stock currently owned, seventy-five percent (75%) of the awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted; and

▪	Unexercised stock options are not counted.

In addition, officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any Selective equity compensation plan or other written compensatory arrangements, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement. Taxes and transaction costs include: (i) shares retained by the company to satisfy tax withholding requirements attributable to awards; and (ii) shares the officer tenders to pay all or any portion of the exercise price of option grants. All of our officers have met, or are on track to meet, the required ownership guidelines.

POLICY ON HEDGING

Selective seeks to fully align the long-term financial interests of its officers, directors, and employees with the interests of Selective’s other shareholders. For this reason, Selective officers, directors, and employees are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of their direct or indirect Selective stock holdings.

RECOUPMENT OF AWARDS

The Board has adopted an incentive-based compensation recoupment policy. After the SEBC’s recommendation, the Board may require the return, repayment, or forfeiture of any cash or equity-based incentive compensation payment or award made or granted to any current or former “Senior Officer” (defined below) during the three completed fiscal years immediately preceding the date of either of the following:

▪	A required restatement of Selective’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws regardless of the Senior Officer’s culpability in such restatement; or

▪	A required restatement of a performance measure – a financial or operating metric used formulaically or considered by the SEBC in determining performance-based compensation – in which the fraud or willful misconduct of the Senior Officer was a significant contributing factor in causing the restatement.

“Senior Officer” means any person designated by the Board as an “officer” for purposes of Section 16 of the Exchange Act, the Chief Accounting Officer, and any other officer who reports directly to the CEO.

The amount of cash or equity-based incentive-based compensation payment or award required to be returned, repaid, or forfeited is the amount by which the Senior Officer’s original incentive payment or award for the relevant period exceeded all incentive payments or awards calculated on the restated results, determined on an after-tax basis, assuming the Senior Officer paid the highest federal, state, and local marginal income tax rates.

The Board makes all determinations about the application and operation of the policy in its sole discretion, taking into account the SEBC’s recommendation. All such determinations are final and binding. The Board and the SEBC have the right to use reasonable efforts to recover any amounts determined under the policy to be excess incentive-based compensation. This policy (i) applies to all incentive-based compensation granted after March 1, 2020, and (ii) is to be interpreted and amended to be consistent with any applicable rules or regulations adopted by the SEC or Nasdaq as contemplated by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”), a wholly owned subsidiary of Selective, employs all our personnel, including the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. We offer a defined contribution program, including a nonqualified defined contribution deferred compensation plan (the “Deferred Compensation Plan”) for certain officers and highly compensated employees, including the NEOs. This program is consistent with benefits provided by many of the companies with which we compete for executive talent.

SICA also has maintained a non-contributory defined benefit pension program consisting of a tax-qualified defined benefit pension plan, the Retirement Income Plan, and a nonqualified supplemental pension plan for certain executives and employees. The accrual of additional benefits under the pension program ceased as of March 31, 2016. The “Pension Benefits” of this Proxy Statement describes the pension program more fully. Because of their earlier dates of hire, Mr. Marchioni, Mr. Lanza, and Ms. Hall participate in the program. Because of their later dates of hire, Mr. Wilcox (employed on January 1, 2017) and Mr. Senia (employed on October 4, 2010) are not eligible to participate in the program.

SICA offers a tax-qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) for employees, including the NEOs, who meet eligibility requirements. Participants can contribute up to 50% of their eligible compensation to the Retirement Savings Plan, which was up to $19,500 in 2021. Under the Retirement Savings Plan, participant contributions are matched at 100% of the employee’s salary deferrals up to 3% of the employee’s eligible compensation, and at 50% of the employee’s salary deferrals above 3%, up to 6% of the employee’s eligible compensation, subject to limitations under the Code. Participants turning age 50 or over during the year, including certain of the NEOs, were eligible in 2021 to make an additional catch-up salary deferral contributions up to $6,500 to the Retirement Savings Plan under the Code.

In connection with the curtailment of the Retirement Income Plan, all eligible participants in the Retirement Savings Plan, including the NEOs, began receiving a non-elective contribution of 4% of base salary to their accounts under the Retirement Savings Plan, subject to limitations under the Code.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To compensate for the Code’s limitations on SICA’s matching contributions for the NEOs under the Retirement Savings Plan, SICA matched our NEOs’ contributions to the Deferred Compensation Plan in 2021 as follows: 100% of each NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan up to 3% of the employee’s base salary, and 50% of the NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan above 3%, up to 6% of the NEO’s base salary, less any matching contributions to the Retirement Savings Plan. To the extent provisions of the Code and the Retirement Savings Plan limit non-elective contributions to the Retirement Savings Plan, SICA makes non-elective contributions of 4% of base salary to participants’ Deferred Compensation Plan accounts. The “Nonqualified Deferred Compensation” section of this Proxy Statement includes additional information about the Deferred Compensation Plan.

SICA also maintains broad-based health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs. Each employment agreement provides for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”7; (iii) due to resignation for “Good Reason”8 within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than 50 miles; and (v) for the CEO, a resignation at any time for Good Reason. The SEBC believes that these agreements are important for the recruitment and retention of key executives, and its Compensation Consultant advised that the employment agreements’ terms were market competitive within our peer group when executed. Furthermore, after or in connection with a change in control, uncertainty may arise among our key executives about their continued employment, possibly leading to their distraction or departure. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during the potentially critical period of a change in control.

The change in control provisions of the NEOs’ employment agreements, concerning severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages or coverage reimbursement, are triggered following the NEO’s employment termination without Cause or the resignation of the NEO for Good Reason within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only.

The employment agreements are described in the section entitled, “Employment Agreements and Potential Payments upon Termination or Change in Control” section of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of reimbursement for the cost of certain benefit coverages provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization. SICA’s current employment agreements do not contain excise tax gross-up provisions.

TAX TREATMENT AND ACCOUNTING

Code Section 162(m) generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer, and other NEOs. In considering the goals of our executive compensation program in making its compensation decisions, the SEBC retains the flexibility to award compensation it believes to be in Selective’s best long-term interests, even if the awards may not be fully deductible under Code Section 162(m).

GAAP requires compensation expense to be measured on the income statement for all stock-based payments at grant date fair value for equity instruments (including employee stock options and restricted stock unit awards) and at market value on the date of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of GAAP on our use of stock-based compensation as a retention tool. The SEBC has determined that the current estimated costs of using stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

7      “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the company.

8      “Good Reason” is defined in the employment agreements (other than Mr. Murphy’s most recent employment agreement), but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Code, where applicable. For example, if the executives are “specified employees” under Section 409A of the Code, any related payments under our nonqualified deferred compensation plans are not payable before the first day of the seventh month after the executive officer’s date of separation from service.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee (i) has reviewed and discussed the Compensation Discussion and Analysis with management, and (ii) based on this review and discussion, recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2021 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

Michael J. Morrissey, Chairperson	Stephen C. Mills
Lisa Rojas Bacus	Cynthia S. Nicholson
John C. Burville	J. Brian Thebault
Terrence W. Cavanaugh	Philip H. Urban

The Compensation Committee Report does not constitute soliciting material, and it shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John J. Marchioni President and CEO	2021 2020 2019	925,000 951,923 842,308	2,124,100 1,648,685 1,264,482	2,300,000 2,200,000 1,900,000	– 239,169 326,606	86,525 90,629 75,104	5,435,625 5,130,406 4,408,500
Mark A. Wilcox Executive Vice President, Chief Financial Officer	2021 2020 2019	648,464 661,733 621,156	965,506 775,882 778,147	1,200,000 1,100,000 1,200,000	0 0 0	65,119 75,824 52,152	2,879,089 2,613,439 2,651,455
Michael H. Lanza Executive Vice President, General Counsel and Chief Compliance Officer	2021 2020 2019	568,462 579,615 548,462	500,014 500,033 500,003	580,000 550,000 825,000	– 101,198 147,514	66,019 48,221 49,732	1,714,495 1,779,067 2,070,711
Brenda M. Hall Executive Vice President, Commercial Lines Chief Operations Officer	2021	437,692	482,753	610,000	–	37,488	1,567,933
Vincent M. Senia Executive Vice President, Chief Actuary	2021	421,769	375,077	565,000	0	35,850	1,397,696

(1)       The year 2020 included an extra pay period (27 vs. 26). This pay period timing occurs approximately once every decade. Consequently, the NEOs, as well as every employee in the organization who was employed for the full year, were paid an additional pay period in 2020. This did not result in an ongoing increase to the NEOs or any employee’s annual base pay rate.

(2)       This column reflects the aggregate grant date fair value of the 2021, 2020, and 2019 grants of performance-based restricted stock unit awards, and 2021, 2020, and 2019 grants of performance-based cash incentive unit awards. The grants of performance-based restricted stock units were made pursuant to the Omnibus Stock Plan, and generally vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan, and generally vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2021, 2020, and 2019 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group, and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are generally subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. However, restricted stock unit and cash incentive unit awards granted to Messrs. Lanza and Senia will vest upon attainment of the performance condition only, as they have achieved early retirement eligibility.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs are as follows:

Name	Year	Performance-Based Restricted Stock Units ($)	Performance-Based Cash Incentive Units ($)
John J. Marchioni	2021 2020 2019	1,574,100 1,223,685 939,482	550,000 425,000 325,000
Mark A. Wilcox	2021 2020 2019	715,506 575,882 578,147	250,000 200,000 200,000
Michael H. Lanza	2021 2020 2019	375,014 375,033 375,003	125,000 125,000 125,000
Brenda M. Hall	2021	357,753	125,000
Vincent M. Senia	2021	281,277	93,800

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 16 to the consolidated financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2021. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 150% of the original grant for the 2019, 2020, and 2021 grants, the ultimate maximum value of the 2019, 2020, and 2021 grants cannot be determined because the initial value of each unit is adjusted based on the TSR of Selective common stock over the grant’s three-year performance period, the maximum value is not determinable at this time.

(3)       Amounts in this column are annual cash incentive plan awards to the NEOs earned in 2021 and paid in 2022, earned in 2020 and paid in 2021, and earned in 2019 and paid in 2020. These awards were granted under the Cash Incentive Plan.

(4)       Amounts in this column reflect the actuarial increase in the present value of each NEO’s pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2021, as the plans were amended to cease further accruals effective as of March 31, 2016. The changes in pension values reported in this column are primarily attributable to an increase in the discount rate used to calculate present value and the use of the most-recently released mortality tables. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program. For 2021, Mr. Marchioni’s, Mr. Lanza’s, and Ms. Hall’s Change in Pension Value and Nonqualified Deferred Compensation was $(50,978), $(11,205), and $(17,434), respectively. These negative amounts have been excluded from the Summary Compensation Table in accordance with SEC rules. Based on Messrs. Wilcox and Senia’s dates of hire, they are not eligible to participate in SICA’s defined benefit pension plans.

(5)       For 2021, amounts in this column for each NEO reflect the following (amounts in this footnote may not exactly match the figures in the Summary Compensation Table due to rounding):

▪	Mr. Marchioni: $28,575 of company matching contributions and $25,400 of non-elective contributions to his Deferred Compensation Plan account, $13,050 of company matching contributions and $11,600 of non-elective contributions to his 401(k) plan account, $2,900 for tax preparation services, and $5,000 for the executive physical examination service.

▪	Mr. Wilcox: $16,130 of company matching contributions and $14,339 of non-elective contributions to his Deferred Compensation Plan account, $13,050 of company matching contributions and $11,600 of non-elective contributions to his 401(k) plan account, $5,000 for tax preparation services, and $5,000 for the executive physical examination service.

▪	Mr. Lanza: $12,531 of company matching contributions and $11,138 of non-elective contributions to his Deferred Compensation Plan account, $13,050 of company matching contributions and $11,600 of non-elective contributions to his 401(k) plan account, $6,700 for tax preparation services, and $11,000 for the executive physical examination service.

▪	Ms. Hall: $6,646 of company matching contributions and $5,908 of non-elective contributions to her Deferred Compensation Plan account, $13,050 of company matching contributions and $11,600 of non-elective contributions to her 401(k) plan account, and $284 related to a service award.

▪	Mr. Senia: $5,930 of company matching contributions and $5,271 of non-elective contributions to his Deferred Compensation Plan account, and $13,050 of company matching contributions and $11,600 of non-elective contributions to his 401(k) plan account.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2021:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit and Restricted Stock Units Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Threshold ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Maximum (#)
John J. Marchioni	2/1/2021						25,401	1,574,100
	2/1/2021			2,420	5,500	8,250		550,000
		0	3,237,500
Mark A. Wilcox	2/1/2021						11,546	715,506
	2/1/2021			1,100	2,500	3,750		250,000
		0	1,625,005
Michael H. Lanza	2/1/2021						5,773	375,014
	2/1/2021			550	1,250	1,875		125,000
		0	855,000
Brenda M. Hall	2/1/2021						5,773	357,753
	2/1/2021			550	1,250	1,875		125,000
		0	660,000
Vincent M. Senia	2/1/2021						4,330	281,277
	2/1/2021			413	938	1,407		93,800
		0	634,500

(1)       Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2021 based on 2021 base salary rates. Maximum awards reflect the maximum ACIP award established by the SEBC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled, “Annual Cash Incentive Program.”

(2)       Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3)       The number of performance-based cash incentive units paid can range from 0-150%, and therefore, the amount payable could be $0. The threshold selected represents performance compared to the 30th percentile of the Cash Incentive Unit Peer Group, the target represents performance compared to the 50th percentile of the Cash Incentive Unit Peer Group, and the maximum represents performance greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4)       This column includes the grant date fair value of (i) restricted stock unit awards, and (ii) cash incentive unit awards with an initial value of $100 per unit.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unvested stock awards of our NEOs as of December 31, 2021:

Name	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
John J. Marchioni	19,351(2) 19,589(3)	2,002,791(4) 1,605,106	4,250(5) 5,500(6) 25,745(7)	825,663 1,022,857 2,109,570
Mark A. Wilcox	11,908(2) 9,219(3)	1,232,493(4) 755,384	2,000(5) 2,500(6) 11,703(7)	388,547 464,935 958,903
Michael H. Lanza	7,443(2) 5,762(3)	770,298(4) 472,115	1,250(5) 1,250(6) 5,851(7)	242,842 232,468 479,452
Brenda M. Hall	2,829(2) 3,745(3)	292,769(4) 306,896	813(5) 1,250(6) 5,851(7)	157,944 232,468 479,452
Vincent M. Senia	5,583(2) 4,321(3)	577,892(4) 354,065	938(5) 938(6) 4,389(7)	182,229 174,444 359,609

(1)       In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the 2019, 2020, and 2021 restricted stock unit award agreements (the “Award Early Retirement Age”), holders of performance-based restricted stock unit awards granted in 2019, 2020, and 2021 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, his or her Award Early Retirement Age are as follows: Mr. Marchioni, May 28, 2024; Mr. Wilcox, January 2, 2027; Mr. Lanza, December 16, 2016; Ms. Hall, May 28, 2025; and Mr. Senia, October 4, 2020.

(2)       Reflects number of performance-based restricted stock units initially granted on February 4, 2019 and the related accrued DEUs, which were vested and paid on February 4, 2022. Also reflects number of performance-based cash incentive units initially granted on February 4, 2019 to the NEOs for the three-year performance period ending December 31, 2021. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2019 cash incentive unit awards will be made as soon as practicable in the 2022 calendar year, following the determination of the attainment of the applicable performance measures. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 16,101; Mr. Wilcox, 9,908; Mr. Lanza, 6,193; Ms. Hall, 2,354; and Mr. Senia, 4,645. The amounts reflected in this column are attributable to the number of performance-based cash incentive units as follows: Mr. Marchioni, 3,250; Mr. Wilcox, 2,000; Mr. Lanza, 1,250; Ms. Hall, 475; and Mr. Senia, 938.

(3)       Reflects number of performance-based restricted stock units initially granted on February 3, 2020 and the related accrued DEUs for which the applicable performance measures were achieved as of December 31, 2021, and that generally will vest and be payable on February 3, 2023.

(4)       Reflects a $140.1999 per unit value for the February 4, 2019 cash incentive unit grant and maximum performance level for this award.

(5)       Reflects number of performance-based cash incentive units initially granted on February 3, 2020 to the NEOs for the three-year performance period ending December 31, 2022. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2020 cash incentive unit awards will be made as soon as practicable in the 2023 calendar year, following the determination of the attainment of the applicable performance measures.

(6)       Reflects number of performance-based cash incentive units initially granted on February 1, 2021 to the NEOs for the three-year performance period ending December 31, 2023. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2021 cash incentive unit awards will be made as soon as practicable in the 2024 calendar year, following the determination of the attainment of the applicable performance measures.

(7)       Reflects number of performance-based restricted stock units initially granted on February 1, 2021 and the related accrued DEUs: (i) for which the applicable performance measures were not achieved as of December 31, 2021; and (ii) that generally will vest and be payable on February 1, 2024, following the determination of the attainment of the applicable performance measures.

(8)       The amounts in this column reflect: (i) a $129.52 per unit value for the February 3, 2020 cash incentive unit grant, and a $123.98 per unit value for the February 1, 2021 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2021; and (ii) maximum performance for each of these awards. The performance measures are identified for the February 1, 2021 grant in the Grants of Plan-Based Awards table.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vesting of grants of plan-based awards by our NEOs in 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John J. Marchioni	20,250	1,526,609
Mark A. Wilcox	13,500	1,017,762
Michael H. Lanza	8,438	636,126
Brenda M. Hall	3,292	248,216
Vincent M. Senia	6,329	477,157

(1)       Amounts in this column include the number of performance-based restricted stock units and the related accrued DEUs that vested in 2021 as well as performance-based cash incentive units paid in 2021. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 16,260; Mr. Wilcox, 10,840; Mr. Lanza, 6,776; Ms. Hall, 2,643; and Mr. Senia, 5,081. The amounts reflected in this column are attributable to the number of performance-based cash incentive units as follows: Mr. Marchioni, 3,990; Mr. Wilcox, 2,660; Mr. Lanza, 1,662; Ms. Hall, 649; and Mr. Senia, 1,248.

(2)       Amounts in this column include the value of performance-based restricted stock units and the related accrued DEUs that vested in 2021 as well as the amount paid for performance-based cash incentive units in 2021. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, $1,052,347; Mr. Wilcox, $701,587; Mr. Lanza, $438,517; Ms. Hall, $171,070; and Mr. Senia, $328,871. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Marchioni, $474,262; Mr. Wilcox, $316,175; Mr. Lanza, $197,609; Ms. Hall, $77,147; and Mr. Senia, $148,286.

PENSION BENEFITS

SICA maintains a tax-qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Many SICA employees, including the NEOs (other than Mr. Wilcox, whose employment commenced on January 1, 2017, and Mr. Senia, whose employment commenced on October 4, 2010) and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”) to provide supplemental benefits to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefits payable to these participants under the Retirement Income Plan, calculated without regard to Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the actual benefits payable to these participants under the Retirement Income Plan.

The Retirement Income Plan and the SERP were frozen in the first quarter of 2013, when both plans were amended to cease accrual of additional benefits under these plans for all participants as of March 31, 2016. Participants as of March 31, 2016 remain entitled to the benefits already earned but have not earned additional benefits since that date.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and the SERP for the NEOs are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation (base salary), less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

2.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for 1 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

3.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

▪	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

▪	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

▪	By 40% plus 1/600th per month for each month before age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs. As noted above, based on Mr. Wilcox’s date of hire of January 1, 2017 and Mr. Senia’s date of hire of October 4, 2010, they are not eligible to participate in the Retirement Income Plan or the SERP:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John J. Marchioni	Yes	Retirement Income Plan	17.25	541,361	0
		SERP	17.25	876,885	0
Michael H. Lanza	Yes	Retirement Income Plan	10.67	416,209	0
		SERP	10.67	397,540	0
Brenda M. Hall	Yes	Retirement Income Plan	13.42	413,926	0
		SERP	13.42	17,816	0

(1)       The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2)       Present value as of December 31, 2021, is calculated based on Normal Retirement Age of 65 using a 2.98% discount rate. For further discussion, see Note 15. “Retirement Plans” in Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2021.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding). Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participants from a menu of notional investment options. Participants can elect to schedule in-service withdrawals or withdrawals upon separation from service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2021, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan together, minus any matching contribution made to a participant’s Retirement Savings Plan account. Effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution to the Deferred Compensation Plan is equal to 4% of a participant’s base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to cease accrual of further benefits under those plans effective as of March 31, 2016, all participants affected by the curtailment, including the NEO’s, became eligible for the non-elective contribution effected on April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2021 ($)(1)	Company Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)(4)
John J. Marchioni	37,000	26,677	205,106	0	1,412,847
Mark A. Wilcox	1,015,938	15,069	305,076	0	1,819,830
Michael H. Lanza	22,738	11,785	150,682	0	953,595
Brenda M. Hall	28,131	6,254	107,736	0	593,486
Vincent M. Senia	29,524	5,726	16,387	0	232,454

(1)       Amounts in this column are attributable to 2021 salary deferred by Messrs. Marchioni, Wilcox, Lanza, and Senia and Ms. Hall, and are included in the Salary column of the Summary Compensation Table, and 2021 ACIP award deferred by Mr. Wilcox included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)       Amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3)       Amounts in this column are not included in the Summary Compensation Table because such earnings or losses were not above-market or preferential.

(4)       Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2021, which amounts are included in the Summary Compensation Table:

▪	For 2019: Mr. Marchioni, $88,419; Mr. Wilcox, $46,987; and Mr. Lanza, $78,854.

▪	For 2020: Mr. Marchioni, $90,581; Mr. Wilcox, $290,451; and Mr. Lanza, $47,181.

▪	For 2021: Mr. Marchioni, $63,677; Mr. Wilcox, $1,031,008; Mr. Lanza, $34,523; Ms. Hall, $34,385; and Mr. Senia, $35,250.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements with: (i) Mr. Marchioni, commencing as of February 1, 2020, in connection with his appointment as President and Chief Executive Officer; (ii) Mr. Wilcox, commencing as of January 1, 2017, in connection with his commencement of employment; (iii) Mr. Lanza, commencing as of March 2, 2020; (iv) Ms. Hall, commencing as of September 30, 2019; and (v) Mr. Senia, commencing as of June 6, 2017 (collectively, the “Employment Agreements”). The following tables summarize the principal provisions of the Employment Agreements.

Messrs. Marchioni, Wilcox, Lanza, and Senia and Ms. Hall

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses per SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other SICA executives are generally entitled.
Severance and Benefits on Termination without Change in Control

▪   For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

▪   Death or Disability: Multiple(3) of: (i) NEO’s salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

▪   Without Cause by SICA, Relocation of Office over 50 Miles (without NEO’s consent), Resignation for Good Reason by CEO:

o    Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o    Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

▪   Stock Awards: Except for termination for Cause or resignation by the NEO other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by: (i) CEO at any time; or (ii) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

▪   Severance payment equal to multiple(5) of the greater of: (i) NEO’s salary plus target annual cash incentive payment; or (ii) NEO’s salary plus the average of NEO’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

▪   Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of a period of months(6) following termination or commencement of equivalent benefits from a new employer.

▪   Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

Release; Confidentiality and Non-Solicitation

▪   Receipt of severance payments and benefits conditioned upon:

o    Entry into release of claims; and

o    No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and assignment of intellectual property rights.

(1)       The initial three-year term for Mr. Wilcox and Mr. Senia ended on January 1, 2020 and June 12, 2020, respectively. The initial three-year terms for Messrs. Marchioni and Lanza and Ms. Hall will end on January 31, 2023, March 2, 2023, and September 30, 2022 respectively.

(2)       The annual base salaries for the NEOs, as of March 2, 2021, were as follows: Mr. Marchioni, $925,000; Mr. Wilcox, $650,002; Mr. Lanza, $570,000; Ms. Hall, $440,000; and Mr. Senia, $423,000.

(3)       For Mr. Marchioni, the multiple is two, and for Messrs. Wilcox, Lanza, and Senia and Ms. Hall the multiple is 1.5.

(4)       For Mr. Marchioni, the period is 24 months, and for Messrs. Wilcox, Lanza, and Senia and Ms. Hall, the period is 18 months.

(5)       For Mr. Marchioni, the multiple is 2.99. For each of Messrs. Wilcox, Lanza, and Senia and Ms. Hall, the calculation for the severance payment is 1.5 times the sum of his or her salary and the average of his or her annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs.

(6)       For Mr. Marchioni, the period is 36 months, and for Messrs. Wilcox, Lanza, and Senia and Ms. Hall, the period is 18 months.

Messrs. Marchioni, Wilcox, Lanza, and Senia and Ms. Hall

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the terms of their respective Employment Agreements and the scenarios shown as of December 31, 2021:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Termination Following Change in Control ($)(5)
John J. Marchioni	-	6,721,988	12,305,322	12,333,626	17,288,567
Mark A. Wilcox	-	3,375,568	5,963,071	5,991,281	6,315,975
Michael H. Lanza	-	1,951,112	3,781,112	3,809,322	4,080,384
Brenda M. Hall	-	1,306,094	2,546,094	2,574,304	2,718,739
Vincent M. Senia	-	1,463,594	2,810,594	2,839,736	2,961,881

(1)       Other than a resignation for Good Reason.

(2)       This column includes the value of vested and unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) achievement of early or normal retirement eligibility or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Restricted stock unit awards granted to Messrs. Lanza and Senia have vested, but their ultimate payment value will only be determined upon achievement of each award’s applicable performance condition, as each of these NEOs has attained early retirement eligibility. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2021. Under the Cash Incentive Plan, the NEOs’ awards, would fully vest upon achievement of early or normal retirement eligibility or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. Cash incentive unit awards granted to Messrs. Lanza and Senia have vested, but their ultimate payment value will only be determined upon achievement of each award’s applicable performance conditions, as each of these NEOs has attained his early retirement eligibility.

(3)       This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance-based awards would normally vest for all the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. In the event of death, these performance-based awards are immediately vested and payable for all the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2021. Under the Cash Incentive Plan, in the event of total disability, the NEOs’ awards would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the cash severance payment provided for in each NEO’s Employment Agreement.

(4)       This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2021. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column are the cash severance payment and the value of applicable medical, dental, vision coverages, as provided for in each respective NEO’s Employment Agreement.

(5)       This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan, and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2021. Also included in this column are the cash severance payment and the value of applicable medical, dental, vision coverages, as provided for in each NEO’s Employment Agreement.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Marchioni, to that of our median employee. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified the median employee in 2020 by tabulating 2020 W-2 Medicare Wages on October 31, 2020. We included all employees, whether employed full-time, part-time, or seasonally. We did not make any adjustments or annualize compensation for employees who we did not employ for all of 2020. We believe the use of W-2 Medicare Wages is a simple and consistent methodology that we can easily replicate in future years. To determine if it was appropriate to use the same median employee for 2021 as in 2020, we considered that we had: (i) no significant acquisitions or divestitures during 2021; (ii) no reduction in force or notable employee turnover in 2021; and (iii) no material changes in the median employee's circumstances, pay, or employment status. We analyzed the median employee’s W-2 Medicare Wages as of December 31, 2021 compared to December 31, 2020 to confirm there were no significant changes in the prior median employee’s position. These results supported our using the same median employee in 2021, so we did not change our median employee.

Mr. Marchioni’s 2021 total compensation was $5,435,625 (reflected in the Summary Compensation Table), and our median employee’s 2021 total compensation was $107,659. Mr. Marchioni’s 2021 total compensation was approximately 50 times that of our median employee.

DIRECTOR COMPENSATION

We compensate non-employee directors for their Board service with a combination of cash and equity in amounts commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time and effort our directors expend in fulfilling their duties, as well as the skill level required of members of our Board. We intend to compensate our non-employee directors in a competitive way that attracts and retains a high caliber of directors and aligns their interests with those of our stockholders. Mr. Marchioni, our CEO, did not receive additional compensation for his service as a director in 2021.

The SEBC, which is comprised solely of independent directors, has the primary responsibility for reviewing and approving compensation for non-employee directors, including the following elements: retainer; meeting fees; committee member fees; committee chairperson fees; lead independent director fees; non-executive chairperson fees; and equity and stock compensation. In October 2020, the SEBC reviewed the form and amount of compensation paid to our non-employee directors for their Board service. The SEBC considered the results of an independent analysis completed by the Compensation Consultant, who reviewed non-employee director compensation trends and data from companies comprising the peer group used by the SEBC in its review of executive compensation. After consultation with the Compensation Consultant, the SEBC made no changes to Selective’s director compensation program from the prior year.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2021:

Type of Compensation	Amount
Annual Retainer Fee	$85,000
Grant Date Fair Value of Annual Equity Award	$80,000
Board Meeting Attendance	$0
Annual Committee Member Fee
Audit Committee	$7,500
Corporate Governance and Nominating Committee	$5,000
Finance Committee	$7,500
SEBC	$7,500
Annual Committee Chairperson Fee
Audit Committee	$30,000
Corporate Governance and Nominating Committee	$20,000
Finance Committee	$30,000
SEBC	$20,000
Non-Executive Chairperson Fee	$150,000
Lead Independent Director Fee	$40,000
Expenses	Reasonable

As the tables above show, in 2021, the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. For 2021, non-employee directors had the election to receive up to 100% of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election before December 20, 2020. The Annual Retainer Fee was paid in one installment on the second business day following Selective’s 2021 Annual Meeting of Stockholders.

For 2021, the annual equity grant under Selective’s non-employee director compensation program was made entirely in restricted stock units granted under the Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued under the Omnibus Stock Plan. Annual Committee Member Fees, Annual Committee Chairperson Fees, the Non-Executive Chairperson Fee, and the Lead Independent Director Fee were paid in cash as reflected in the table above.

The following table shows compensation earned by or paid to our non-employee directors during 2021 for 2021 service:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ainar D. Aijala, Jr.	100,048	80,023	180,071
Lisa Rojas Bacus	97,500	80,023	177,523
John C. Burville	100,048	80,023	180,071
Terrence W. Cavanaugh	100,048	80,023	180,071
Wole C. Coaxum	97,500	80,023	177,523
Robert Kelly Doherty	107,274	80,023	187,297
Thomas A. McCarthy	115,274	80,023	195,297
Stephen C. Mills	100,000	80,023	180,023
H. Elizabeth Mitchell	112,774	80,023	192,797
Michael J. Morrissey	117,562	80,023	197,585
Gregory E. Murphy(3)	214,397	80,023	294,420
Cynthia S. Nicholson	112,548	80,023	192,571
William M. Rue	92,500	80,023	172,523
John S. Scheid	107,322	80,023	187,345
J. Brian Thebault	137,500	80,023	217,523
Philip H. Urban	105,007	80,023	185,030

(1)       Information on the election by directors to receive shares of Selective common stock instead of cash for their 2021 annual retainer is set forth below under the heading “Annual Retainer Stock Election.”

(2)       This column reflects the aggregate grant date fair value for the 2021 grants of restricted stock units to directors, based on a grant date fair value of $76.14 per share, calculated in accordance with ASC Topic 718. Information on unvested restricted stock units held by each director as of December 31, 2021, is set forth below under the heading “Unvested Restricted Stock Units.”

(3)       Effective February 2, 2021, Mr. Murphy ceased serving as Selective’s Executive Chairman and assumed the role of Non-Executive Chairperson of the Board. In connection with his transition to Non-Executive Chairperson, Mr. Murphy’s employment agreement terminated. Thereafter, Mr. Murphy participated in our non-employee director compensation program. In connection with his service as Executive Chairperson and pursuant to his employment agreement, Mr. Murphy received $1,096,147 in aggregate compensation in 2021.

Annual Retainer Stock Election

Non-employee directors elected to receive shares of Selective common stock for all or a portion of their 2021 Annual Retainer Fee as follows:

Name	Number of Shares	Payment Date Value of Stock ($)
Ainar D. Aijala, Jr.	1,117	85,048
Lisa Rojas Bacus	0	0
John C. Burville	1,117	85,048
Terrence W. Cavanaugh	1,117	85,048
Wole C. Coaxum	0	0
Robert Kelly Doherty	0	0
Thomas A. McCarthy	1,117	85,048
Stephen C. Mills	0	0
H. Elizabeth Mitchell	1,117	85,048
Michael J. Morrissey	559	42,562
Gregory E. Murphy	0	0
Cynthia S. Nicholson	1,117	85,048
William M. Rue	0	0
John S. Scheid	1,117	85,048
J. Brian Thebault	0	0
Philip H. Urban	949	72,257

Unvested Restricted Stock Units*

The aggregate number of unvested restricted stock units held by each non-employee director as of December 31, 2021, was as follows:

Name	Unvested Restricted Stock Units (#)
Ainar D. Aijala, Jr.	1,051
Lisa Rojas Bacus	1,051
John C. Burville	1,051
Terrence W. Cavanaugh	1,051
Wole C. Coaxum	1,051
Robert Kelly Doherty	1,051
Thomas A. McCarthy	1,051
Stephen C. Mills	1,051
H. Elizabeth Mitchell	1,051
Michael J. Morrissey	1,051
Gregory E. Murphy	1,051
Cynthia S. Nicholson	1,051
William M. Rue	1,051
John S. Scheid	1,051
J. Brian Thebault	1,051
Philip H. Urban	1,051

*       No Directors held any outstanding stock options as of December 31, 2021.

Director Stock Ownership and Retention Requirements

Selective believes that stock ownership by directors encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are based on prevailing corporate governance practices and detailed in the Corporate Governance Guidelines.

Each non-employee director must own five times the amount of their annual retainer within five years of his or her first election to the Board. In calculating ownership under the guidelines shares of Selective common stock currently owned are counted, deferred shares of Selective common stock held in accounts of directors are counted, and unexercised stock options are not counted. All of our directors have met, or are on track to meet, the required ownership guidelines.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Act, our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). In accordance with the advisory vote of our stockholders at our 2017 annual meeting of stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Although the vote is non-binding, the Board and the SEBC value our stockholders’ opinions and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2021, our stockholders overwhelmingly supported our compensation decisions, with over 99% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the 2021 compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution. Unless the Board modifies its policy on the frequency of holding this vote, the advisory vote is currently held every year, and the next vote on the frequency of the advisory vote is expected to occur at the 2023 annual meeting of stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE 2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee monitors the independence of the independent registered public accounting firm and compliance with auditor partner rotation requirements. Upon the recommendation of the Audit Committee, the Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm, but are under no obligation to engage a different auditing firm. Even if our stockholders ratify the appointment, the Audit Committee and the Board of Directors may direct the appointment of a different auditing firm at any time during the 2022 fiscal year if the Audit Committee and the Board determine that such a change would be in the best interests of Selective and our stockholders.

We expect that a representative of KPMG LLP will participate in the Annual Meeting by virtually attending. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2021 and 2020;

Category	2021	2020
Audit Fees(1)	$1,807,000	$1,875,000
Audit-Related Fees	$0	$0
Tax Fees(2)	$4,074	$17,364
All Other Fees(3)	$114,000	$295,413
TOTAL	$1,925,074	$2,187,777

(1)       Audit fees include fees associated with the issuance of comfort letters in both years.

(2)       Tax Fees billed in 2021 and 2020 were for tax consulting services provided in 2021, and 2020 and 2019, respectively.

(3)       All Other Fees for 2021 and 2020 consisted of amounts associated with independent actuarial reviews, reserve opinions, and consulting services.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate, to one or more of its members, pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2021, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing the preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

•	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2021, included in the Annual Report on Form 10-K and any amendments thereto, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

•	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the requirements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

•	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with KPMG LLP its independence from Selective and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K and any amendments thereto for the year ended December 31, 2021.

Submitted by the Audit Committee of Selective’s Board of Directors,

H. Elizabeth Mitchell, Chairperson	Robert Kelly Doherty
Ainar D. Aijala, Jr.	Thomas A. McCarthy
John C. Burville	John S. Scheid
Terrence W. Cavanaugh	Philip H. Urban

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2023 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC rules, in order to be included in the proxy statement for the 2023 Annual Meeting of Stockholders, stockholder proposals submitted under Exchange Act Rule 14a-8 must be received no later than November 29, 2022 by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2023 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before December 4, 2022 or after January 3, 2023.

Householding

Certain brokers have adopted a procedure approved by the SEC called “householding,” under which stockholders of record who have the same address and last name may receive only one copy of our proxy statement and annual report unless one or more of these stockholders notify the broker that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you wish to participate in householding, please contact your broker.

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It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEB SITE LISTED ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

March 29, 2022

Branchville, New Jersey

SELECTIVE INSURANCE GROUP, INC. ATTN: ROBYN P. TURNER 40 WANTAGE AVENUE BRANCHVILLE, NJ 07890 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 2, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Annual Meeting - Go to www.virtualshareholdermeeting.com/SIGI2022 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 2, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D64634-P65405 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SELECTIVE INSURANCE GROUP, INC. THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE FOLLOWING 16 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR: 1. ELECTION OF DIRECTORS Nominees: 1a. AINAR D. AIJALA, JR. 1b. LISA ROJAS BACUS 1c. JOHN C. BURVILLE 1d. TERRENCE W. CAVANAUGH 1e. WOLE C. COAXUM 1f. ROBERT KELLY DOHERTY 1g. JOHN J. MARCHIONI 1h. THOMAS A. MCCARTHY 1i. STEPHEN C. MILLS 1j. H. ELIZABETH MITCHELL 1k. MICHAEL J. MORRISSEY For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1l. CYNTHIA S. NICHOLSON 1m. WILLIAM M. RUE 1n. JOHN S. SCHEID 1o. J. BRIAN THEBAULT 1p. PHILIP H. URBAN 2. APPROVAL, ON AN ADVISORY BASIS, OF THE 2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT. 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SELECTIVE INSURANCE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 3, 2022 9:00 AM Eastern Time Live via webcast at www.virtualshareholdermeeting.com/SIGI2022 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D64635-P65405 Selective Insurance Group, Inc. proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 3, 2022. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" each of the director nominees listed in Item 1 and "FOR" each of Items 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Ainar D. Aijala, Jr. and Wole C. Coaxum, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournments, postponements, or continuations thereof. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.